UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No. 5)

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a–12

SYMPHONIX DEVICES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

1)	Title of each class of securities to which transaction applies: N/A

2)	Aggregate number of securities to which transaction applies: N/A

3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it is determined):

The fee is calculated at $80.90 per million dollars of property proposed to be transferred.

4)	Proposed maximum aggregate value of transaction: $2,500,000

5)	Total fee paid: $202.25

☒ Fee paid previously with preliminary materials.

☐        Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[SYMPHONIX DEVICES LOGO]

SYMPHONIX DEVICES, INC.

1735 NORTH FIRST STREET, SUITE 311

SAN JOSE, CALIFORNIA 95112

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE     , 2003

TO THE STOCKHOLDERS OF SYMPHONIX DEVICES, INC.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Symphonix Devices, Inc., a Delaware corporation, will be held on June        , 2003, at 9:00 a.m. local time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California, for the following purposes:

1.    To ratify and approve the Amended Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc., substantially in the form of Annex A attached to the accompanying proxy statement, including the liquidation and dissolution of Symphonix contemplated thereby.

2.    To ratify and approve the proposed sale of substantially all of our remaining assets to Med-El Elektromedizinische Geräte Gesellschaft m.b.H., as described in more detail in the accompanying proxy statement.

3.    To transact such other business as may properly come before the Special Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on [March 27, 2003], the record date fixed by the Board of Directors, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

KirkB. Davis President and Chief Executive Officer

San Jose, California

May     , 2003

YOUR VOTE IS IMPORTANT

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, YOU ARE URGED TO VOTE BY MARKING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q: What	proposals will be voted on at the Special Meeting?

A:	The following two proposals will be voted on at the Special Meeting:

•	The first proposal to be voted on is whether to ratify and approve the Amended Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc., substantially in the form of Annex A attached to the accompanying proxy statement, including the liquidation and dissolution of Symphonix contemplated thereby.

•	The second proposal to be voted on is whether to ratify and approve the sale of substantially all of our remaining assets for a purchase price of at least $2.0 million to a subsidiary of Med-El Elektromedizinische Geräte Gesellschaft m.b.H., a company with limited liability formed under the laws of Austria. Symphonix will receive $2.0 million of the purchase price at the closing of the sale and will receive an additional $0.5 million if and when Med-El is able to manufacture the Vibrant Soundbridge. The assets proposed to be sold to Med-El primarily consist of our registered and unregistered intellectual property rights, assumed contracts, inventory and tangible personal property. See “Proposal No. 2—To Ratify and Approve the Proposed Asset Sale” for a more detailed description of the transaction with Med-El.

Q:	What will happen if the plan of dissolution is ratified and approved?

A:	If the plan of dissolution is ratified and approved, we will file a certificate to dissolve Symphonix with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Principal Provisions of the Plan.”

Q:	When will stockholders receive any payment from our liquidation?

A:	Subject to stockholder ratification and approval of the plan of dissolution, we anticipate that an initial distribution of liquidation proceeds will be made to our stockholders sometime in 2003. Thereafter, as we liquidate our remaining assets and properties we will distribute available liquidation proceeds, if any, to stockholders as the Board of Directors deems appropriate. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the amount of the payment that stockholders will receive from our liquidation?

A:	As of December 31, 2002, we had approximately $2.0 million of cash, restricted cash and cash equivalents and our total liabilities on our balance sheet were approximately $1.84 million. In addition to satisfying the liabilities on the balance sheet, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses of approximately $475,000 incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation;

•	employee severance and related costs;

•	customer service obligations; and

•	professional, legal, consulting and accounting fees.

We currently estimate that the amount ultimately distributed to our stockholders will be approximately $0.032 to $0.045 per share. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—General.”

Q:	What will happen if the asset sale to Med-El is ratified and approved?

A:	If the asset sale is ratified and approved and other conditions to closing the asset sale are satisfied, we will sell substantially all of our remaining assets to Med-El for at least $2.0 million. If Med-El is able to manufacture the Vibrant Soundbridge in accordance with release specifications currently in effect, we will receive an additional $0.5 million.

Q:	Is the liquidation conditioned upon the completion of the asset sale to Med-El?

A:	No. The liquidation is not conditioned upon completion of the asset sale to Med-El. Regardless of whether the proposed asset sale to Med-El is ratified and approved by the stockholders and is otherwise completed, we will (subject to stockholder ratification and approval of the plan of dissolution) complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Q:	Is the asset sale to Med-El conditioned upon the liquidation being approved?

A:	No. The asset sale to Med-El is not conditioned upon the liquidation being approved. If our stockholders approve the asset sale to Med-El but do not also ratify and approve the plan of dissolution, we will complete the asset sale.

Q:	What will happen if the asset sale to Med-El is not ratified and approved?

A:	We will (subject to stockholder ratification and approval of the plan of dissolution) complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, and we will seek to sell the assets proposed to be sold in the asset sale to the highest bidder, if any. We may ultimately sell the assets to Med-El even if the asset sale is not approved. There can be no assurance that any potential bidder will offer to purchase the assets for a price equal to or greater than the price proposed to be paid by Med-El in the asset sale, or that the assets can be sold at all.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. A majority of shares entitled to vote must be represented at the meeting to enable Symphonix to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q:	Can I change my vote after I have mailed my signed proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our President and Chief Executive Officer, Kirk B. Davis, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:	If my Symphonix shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	A broker will vote Symphonix shares only if the holder of these shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. Both the proposal to ratify and approve the plan of dissolution and the proposal to ratify and approve the proposed asset sale are proposals that require the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, broker non-votes will have the effect of a vote against both proposals. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “Information Concerning Solicitation and Voting—Quorum; Abstentions; Broker Non-Votes.”

Q:	Can I still sell my shares of Symphonix common stock?

A:	Yes. Our common stock is now traded on the Over-the-Counter Bulletin Board and is no longer listed on the Nasdaq Market. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. We anticipate that we will request that our common stock be delisted from the OTCBB immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State, which (subject to stockholder ratification and approval of the plan of dissolution) we anticipate will occur on or around June , 2003. In addition, we will close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

Q:	Who can help answer my questions?

A:	If you have any questions about the Special Meeting or the proposal to be voted on at the Special Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact our Investor Relations department at (408) 232-0710. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

SYMPHONIX DEVICES, INC.

1735 NORTH FIRST STREET, SUITE 311

SAN JOSE, CALIFORNIA 95112

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE     , 2003

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Symphonix Devices, Inc. for use at our Special Meeting of Stockholders to be held on June     , 2003 at 9:00 a.m. local time, or at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. The Special Meeting will be held at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, at 650 Page Mill Road, Palo Alto, California. Our telephone number at our principal executive offices is (408) 232-0710.

These proxy solicitation materials were mailed on or about May     , 2003 to all stockholders entitled to vote at the meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Voting Securities

Stockholders of record as of the record date, [March 27, 2003], are entitled to notice of and to vote at the Special Meeting. As of the record date, 35,886,442 shares of our common stock were issued and outstanding, and no shares of our preferred stock were outstanding.

Revocability of Proxies

Execution of a proxy will not in any way affect a stockholder’s right to attend the Special Meeting and vote in person. Any stockholder giving a proxy has the right to revoke it by written notice delivered to our President and Chief Executive Officer, Kirk B. Davis, at our principal executive offices at any time before it is exercised, or by voting in person at the Special Meeting.

Voting and Solicitation

Each share of common stock outstanding as of the record date will be entitled to one vote and stockholders may vote in person or by proxy. At the Special Meeting, a proposal to ratify and approve a plan of complete liquidation and dissolution of Symphonix, including the liquidation and dissolution of Symphonix contemplated thereby, and a proposal to ratify and approve the sale of substantially all of our remaining assets to a subsidiary of Med-El Elektromedizinische Geräte Gesellschaft m.b.H., referred to as “Med-El,” will be presented. Our Board of Directors knows of no other matters to be presented at the Special Meeting. If any other matter should be presented at the Special Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

We will bear the cost of soliciting proxies. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile, e-mail or personal solicitation by our directors, officers or regular employees. We will not pay any additional compensation to such persons for such services. We have retained Georgeson Shareholder to assist in distribution of proxy materials and solicitation of votes. We will pay Georgeson Shareholder approximately $50,000 for its services, plus reimbursement for certain out-of-pocket expenses.

Quorum; Abstentions; Broker Non-Votes

The presence in person or by proxy of the holders of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Votes cast by proxy or in person at the Special Meeting will be tabulated by the Inspector of Elections with the assistance of our transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. Abstentions are included in the number of shares present or represented at the Special Meeting.

Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” and shares which abstain from voting as to a particular matter, will not be voted in favor of such matter. The proposal to ratify and approve the plan of complete liquidation and dissolution requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. The proposal to ratify and approve the asset sale to Med-El also requires the affirmative vote of a majority of our outstanding shares to be approved by our stockholders. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to ratify and approve the plan of complete liquidation and dissolution and the proposal to ratify and approve the asset sale to Med-El. Broker non-votes will be counted for purposes of determining the absence or presence of a quorum. We encourage all stockholders whose shares are held in street name to provide their brokers with instructions on how to vote.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the value of our net assets, the anticipated liquidation value per share of common stock as compared to its market price absent the proposed liquidation, the timing and amounts of distributions of liquidation proceeds to stockholders, and the likelihood of stockholder value resulting from the sale of certain of our significant assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that the sale of our non-cash assets could be lower than anticipated, and that the settlement of our liabilities could be higher than expected, all of which would substantially reduce the distribution to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL NO. 1

TO RATIFY AND APPROVE THE PLAN OF

COMPLETE LIQUIDATION AND DISSOLUTION

General

Our Board of Directors is proposing the plan of dissolution for ratification and approval by our stockholders at the Special Meeting. The plan was approved by the Board of Directors, subject to stockholder approval, on November 13, 2002, and amended by the Board of Directors on March 31, 2003. A copy of the plan of dissolution, as amended, is attached as Annex A to this proxy statement. Certain material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

After ratification and approval of the plan of dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	preparing to make distributions to our stockholders;

•	complying with the Securities and Exchange Commission reporting requirements; and

•	completing tax filings.

Delaware law provides that, following the approval of the plan of dissolution by the Symphonix stockholders, the Board of Directors may take such actions as it deems necessary in furtherance of the dissolution of Symphonix and the wind up of its operations and affairs.

As of December 31, 2002, we had approximately $2.0 million of cash, restricted cash and cash equivalents and our total liabilities on our balance sheet were approximately $1.84 million. In addition to satisfying the liabilities on the balance sheet, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses of approximately $475,000 incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the liquidation;

•	employee severance and related costs;

•	customer service obligations; and

•	professional, legal, consulting and accounting fees.

We currently estimate that the amount ultimately distributed to our stockholders will be approximately $0.032–$0.045 per share. The distribution to our stockholders may be reduced by additional liabilities we may incur, the ultimate settlement amounts of our liabilities and our failure to achieve significant value for our non-cash assets. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Our Board of Directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our Board of Directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we will transfer our remaining assets to a liquidating trust if we have not already done so.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. See “Possible Effects of the Ratification and Approval of the Plan upon the Directors and Executive Officers.”

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION BE RATIFIED AND APPROVED.”

Background and Reasons for the Plan of Dissolution

From September 6, 2002 through November 13, 2002 our Board of Directors held a total of 5 meetings to explore and discuss our strategic alternatives. On November 13, 2002, our Board of Directors unanimously deemed advisable the liquidation and dissolution of Symphonix and unanimously adopted the plan of dissolution subject to stockholder approval.

In reaching this decision, our Board considered that we have been unable to grow our quarterly revenues in the eight quarters since we received Food and Drug Administration approval to market our product in the United States. Revenues have remained constant each quarter at around $500,000 per quarter. For the quarter ended September 30, 2002, our revenues were slightly lower than previous quarters due to lower unit sales in Europe and the United States. Cash reserves were being depleted to fund ongoing operating losses since our revenue was insufficient to cover our expenses such as costs to manufacture our product, clinical and regulatory costs, research and development costs, sales and marketing costs and administrative costs.

The Board also believed that the price of our product and overall procedure continued to be a significant issue relative to market adoption and that insurance coverage on a broad basis was unlikely. The Board noted that adoption by audiologists, the key referral source for patient flow for our product was slow and was likely to continue to be slow. Slow adoption by the audiology community was due mostly to the high cost of the product compared to conventional hearing aids and audiologists’ unfamiliarity with selling products at this price point. The fact that our product requires surgery, and the fact that audiologists were unfamiliar with selling a surgical implant were also factors in slowing the pace of adoption.

Since cost was a significant factor in the buying process, we sought insurance coverage as a way to reduce this obstacle. The Board believed that we would not receive broad insurance coverage because, while we had simultaneously pursued private insurance coverage for our product and received positive coverage decisions roughly 40% of the time, private insurers told us that without coverage from Medicare, it was very unlikely that we would get a positive broad coverage decision to cover our product. Despite our efforts to obtain Medicare coverage since our product was approved by the FDA over two years ago, we have been unable to obtain coverage for our product and given the restriction Medicare has on the coverage of hearing aids, the Board believed it was very unlikely that we would ever receive Medicare coverage for our existing product.

Prior to the Board’s November 13, 2002 decision to pursue the liquidation and dissolution of Symphonix, we pursued strategic partnership opportunities and equity financing opportunities. On September 6, 2002, we engaged an investment bank to assist in identifying and evaluating strategic alternatives, including the sale or merger of Symphonix.

Between September 6, 2002 and November 13, 2002, the investment bank contacted 19 prospective strategic investors (including Siemens) and merger partners, both domestic and international. This list of prospects represented our collective knowledge of companies that were either currently active in the hearing or ear, nose and throat markets or whom we believed could have an interest in that market. The investment bank attempted to schedule meetings with each of the prospective parties and subsequently solicited indications of interest from such parties. We did not receive any expressions of interest from the 19 parties and therefore had no potential offers to pursue.

During this time, Kirk B. Davis, our chief executive officer, and other members of management contacted approximately 4 potential financial investors, including existing investors, and 4 investment banks that specialize in raising capital for public companies with market capitalizations of less than $100 million. After completing their respective due diligence processes, all four investment banks concluded that raising capital for us would not be possible. In addition, all four potential investors declined to enter into meaningful negotiations.

On November 13, 2002, the Board of Directors held a meeting and concluded that, in light of the extensive and unsuccessful efforts to locate a strategic or an investment partner for us by both the investment bank and our management, it was unlikely that a financing or an acquisition or merger opportunity would become available to us. The Board also considered that after having reduced our expenses, including reducing personnel earlier in 2002, we would not be able to reduce expenses and personnel further and still be able to sell and market our product. The Board concluded that reducing expenses and continuing operations was not a viable option. The Board also reviewed with Terry Griffin, our Chief Financial Officer, projected estimates of expenses associated with an orderly liquidation of Symphonix, as well as the cash on hand as of September 30, 2002. Since we did not have any offers to purchase our assets at this time, we were unable to effectively estimate the value of our assets upon a liquidation. The Board also considered filing for protection under the U.S. Bankruptcy Code, but believed that bankruptcy would likely result in higher transaction costs and longer delays before potential distributions to stockholders than a dissolution.

For these reasons, on November 13, 2002 the Board of Directors concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders.

From December 2002 until February, 2003 the Board negotiated retention arrangements with our remaining employees, except for Kirk B. Davis, who had a severance agreement in place. On March 5, 2003 we agreed on retention arrangements with our remaining employees except for Kirk B. Davis. See “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to ratify and approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the amount, if any, of any distribution to our stockholders under the plan of dissolution.

Liquidation and dissolution may not create value to our stockholders or result in any remaining capital for distribution to our stockholders. We cannot assure you of the precise nature and amount of any distribution to our stockholders pursuant to the plan of dissolution. Uncertainties as to the precise net value of our non-cash assets and the ultimate amount of our liabilities make it difficult to predict with certainty the aggregate net value, if any, ultimately distributable to our stockholders. The actual nature and amount of all distributions will depend in part upon our ability to convert our remaining non-cash assets into cash. We plan to sell substantially all of our remaining assets to Med-El for at least $2.0 million, but even if the asset sale is approved by our stockholders and completed we cannot be certain of the final amount of our liabilities. And if we do not complete the asset sale to Med-El we may not be successful in selling our non-cash assets, in which case we may not generate meaningful cash, if any, to return to our stockholders.

Our stockholders could vote against the plan of dissolution.

Our stockholders could vote against the plan of dissolution. If we do not obtain stockholder ratification and approval of the plan of dissolution, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. Among other things, a substantial majority of our employees have been terminated, and customer relationships will have been severely strained. We have terminated all of our employees with the exception of our Chief Executive Officer, our Chief Financial Officer, and our Controller. Prospective employees, customers and other third parties may refuse to form relationships or conduct business with us if they have no confidence in our future.

The proceeds from any sales of our non-cash assets may be less than anticipated if we do not complete our asset sale to Med-El.

If our stockholders do not approve the sale of substantially all of our remaining assets to Med-El, but they do approve the plan of liquidation, then sales of our non-cash assets will be made on terms approved by our Board of Directors and may be conducted by competitive bidding, public sales or privately negotiated sales. The prices at which we will be able to sell our various non-cash assets will depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, regulatory approvals and public market perceptions. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation. Furthermore, many of our non-cash assets, particularly our intellectual property, will decline in value over time, and we may not be able to consummate the sale of these assets in time to generate meaningful value which could be returned to our stockholders.

We may not be able to settle all of our obligations to creditors.

We have current and future obligations to creditors. These include, without limitation, long-term contractual obligations associated with business agreements with customers, including certain product warranties, and other third parties. As part of the wind down process, we will attempt to settle our obligations with our creditors. Med-El has agreed as part of our asset sale to assume our liabilities under our product warranties and assume some of our contracts. In addition, Siemens has agreed to terminate our Marketing and Distribution Agreement if we complete our asset sale to Med-El pursuant to our Asset Purchase Agreement with Med-El. We may not, however, succeed in completing the asset sale. If we cannot reach an agreement with a creditor concerning an obligation, including Siemens, that creditor may choose to bring a lawsuit against us. Any litigation could delay or even prevent us from completing the plan of dissolution. Moreover, amounts required to settle our obligations to creditors will reduce the amount of remaining capital available for distribution to stockholders.

We will continue to incur claims, liabilities and expenses which will reduce the amount available for distribution to stockholders.

Claims, liabilities and expenses from operations (such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses) will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute meaningful cash, or any cash at all, to our stockholders.

Distribution of assets, if any, to our stockholders could be delayed.

Although our Board of Directors has not established a firm timetable for distributions to our stockholders, the Board of Directors intends, subject to contingencies inherent in winding down our business, to make such distributions as promptly as practicable. However, we are currently unable to predict the precise timing of any distribution pursuant to our wind down. The timing of any distribution will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the litigation matter described above. Additionally, a creditor could seek an injunction against the making of distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, our stockholders could be held liable for payment to our creditors of each such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

If the plan of dissolution is ratified and approved by our stockholders, we will file a Certificate of Dissolution with the State of Delaware dissolving Symphonix. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities during this three-year period, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder.

However, the liability of any stockholder would be limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution. Accordingly, in such event a stockholder could be required to return all distributions previously made to such stockholder. In such event, a stockholder could receive nothing from us under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. There can be no assurance that the contingency reserve established by us will be adequate to cover any expenses and liabilities. See “Contingent Liabilities; Contingency Reserve; Liquidating Trust.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our common stock shall not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us shall be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we intend to, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of certain of our current officers. The retention of Kirk B. Davis and Terence J. Griffin is particularly difficult under our current circumstances. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, we are providing retention incentives to our remaining employees with the exception of Kirk B. Davis, our Chief Executive Officer, who has a severance agreement. See “—Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers.”

Our common stock has been delisted from the Nasdaq Market.

Our common stock was delisted from the Nasdaq Market on March 28, 2003. The decision by the Nasdaq Listing Qualifications Panel to delist our common stock was based on our failure to meet the Nasdaq’s minimum $1 bid price per share requirement. Our common stock is now traded on the Over-the-Counter Bulletin Board. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. As a result our common stock being listed on the OTCBB, your ability to resell your shares of our common stock could be adversely affected.

Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through May 2003 and to obtain runoff coverage for an additional six years.

In order to ensure retention of key personnel required to complete an orderly dissolution, our Board of Directors entered into retention arrangements with each of Terence J. Griffin, our Chief Financial Officer; Rodney Fuhriman, our Controller; Geoffrey R. Ball, our Chief Technical Officer and Deborah Arthur, our Vice President of Regulatory and Clinical Affairs. The retention arrangements provide for a bonus to be paid to each of these employees who remains employed by Symphonix until the date by which his or her responsibilities are expected to be completed. The retention bonuses are equal to the greater of (i) 50% of the employee’s base salary paid from January 1, 2003 until the expected completion of their responsibilities in the dissolution process, but not to exceed two and one half months of the employee’s base salary, and (ii) one week of the employee’s base salary for each year of service to Symphonix, which is the standard severance that we have historically paid to our employees who have been terminated for reasons of cost reduction.

For Mr. Griffin and Mr. Fuhriman the expected duration of service is through June, 2003 and the retention bonus amounts based on the formula are $20,084 and $11,716, respectively. Ms. Arthur’s service terminated on March 20, 2003 and Mr. Ball’s service terminated on March 31, 2003. Severance payments under our standard severance policy are greater than the formula retention bonus amounts for these two individuals due to length of service (eight years for Mr. Ball and four years for Ms. Arthur) and therefore they were paid $24,000 and $12,769, respectively.

Kirk B. Davis, our Chief Executive Officer, has a severance agreement that provides for a one-year severance payment as described below, and we are not offering him a retention bonus. Upon Mr. Davis’ termination he will receive severance equal to one year of his base salary of $302,500 payable in 12 equal monthly installments. Mr. Davis will also receive a cash bonus of $129,319 payable one year after his termination, and his employee benefits, including health, dental and life insurance, will continue for one year after his termination. The cash bonus payment will be offset by the principal and interest of approximately $275,000 owed by Mr. Davis to us pursuant to a note payable.

We have entered into option vesting agreements with Mr. Davis and Mr. Griffin. If these employees are involuntarily terminated in connection with a change of control, including an asset sale or a dissolution, then all of the shares subject to each option they hold will automatically vest and become exercisable pursuant to the terms of these option vesting agreements. The lowest exercise price of the options that will vest as a result of these agreements is $0.12 per share. Because the estimated distribution to stockholders is approximately $0.045 per share, we do not anticipate the exercise of any options pursuant to the option vesting agreements.

As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the plan of dissolution, including the liquidation and dissolution of Symphonix contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the plan of dissolution.

Principal Provisions of the Plan

Our liquidation and dissolution is not conditioned upon completion of the proposed asset sale to Med-El.

We will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after ratification and approval of the plan of dissolution by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the Board of Directors. With the exception of the sale of assets to Med-El, it is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. See “Proposal No. 2—To Ratify and Approve the Proposed Asset Sale—General.”

The plan of dissolution provides that the Board of Directors will liquidate our assets in accordance with any applicable provision of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the Delaware General Corporation Law;

•

petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the Delaware General Corporation Law;

•	pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law.

If deemed necessary by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more trusts established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of our dissolution, we will transfer in final distribution such remaining assets to a trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a trust. Any of such trusts are referred to in this proxy statement as “liquidating trusts.” Notwithstanding the foregoing, to the extent that a distribution or transfer of any asset cannot be effected without the consent of a governmental authority, no such distribution or transfer shall be effected without such consent. In the event of a transfer of assets to a liquidating trust, we would distribute, pro rata to the holders of its capital stock, beneficial interests in any such liquidating trust or trusts.

It is anticipated that the interests in any such trusts will not be transferable; therefore, although the recipients of the interests would be treated for tax purposes as having received their pro rata share of property transferred to the liquidating trust or trusts and will thereafter take into account for tax purposes their allocable portion of any income, gain or loss realized by such liquidating trust or trusts, the recipients of the interests will not realize the value thereof unless and until such liquidating trust or trusts distributes cash or other assets to them. The plan of dissolution provides that the Board of Directors may appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. For further information relating to liquidating trusts, the appointment of trustees and the liquidating trust agreements, reference is made to “Contingent Liabilities; Contingent Reserves; Liquidation Trust.”

After the final record date, we will not issue any new stock certificates, other than replacement certificates. Any person holding options, warrants or other rights to purchase common stock must exercise such instruments or rights prior to the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” and “Final Record Date” below.

Following ratification and approval of the plan of dissolution by our stockholders, a Certificate of Dissolution will be filed with the State of Delaware dissolving Symphonix. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

Abandonment; Amendment

Under the plan of dissolution, the Board of Directors may modify, amend or abandon the plan, notwithstanding stockholder ratification and approval, to the extent permitted by the Delaware General

Corporation Law. We will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Liquidating Distributions; Nature; Amount; Timing

Although the Board of Directors has not established a firm timetable for distributions to stockholders if the plan of dissolution is ratified and approved by the stockholders, the Board of Directors intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable. While we intend that any distributions to the stockholders will be in the form of cash, we cannot be certain since we have not completed a sale of our assets at this time. In the event that we sell our assets for property other than cash and we cannot effectively liquidate such property, we may distribute property to the stockholders rather than cash.

The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The Board of Directors is, however, currently unable to predict the precise nature, amount or timing of this distribution or any other distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all distributions will be determined by the Board of Directors or a trustee designated by the Board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making distributions to our stockholders, we may instead reserve assets deemed by management and the Board of Directors to be adequate to provide for such liabilities and obligations. See “Contingent Liabilities; Contingency Reserve; Liquidation Trust.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations (including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses), although currently declining, will continue to be incurred following stockholder ratification and approval of the plan of dissolution. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the Board of Directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan.”

Following is a table showing management’s estimate of cash proceeds and outlays and of our ultimate distribution to stockholders as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. The table assumes that we complete the proposed asset sale to Med-El and receive a purchase price of either $2.0 or $2.5 million. If we receive only the $2.0 million payable at the closing, the estimated distribution to stockholders will be reduced to the lower end of the range. If we do not complete the proposed asset sale to Med-El, the amount of cash distributed to stockholders is likely to be zero. See “Proposal No. 2—To Ratify and Approve the Proposed Asset Sale—General” for a description of the terms of the transaction. See “Factors to be Considered by Stockholders in Deciding Whether to Ratify and Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Distribution to Stockholders

(In millions except Shares Outstanding and per share Amounts)

Cash, Cash Equivalents and Restricted Cash as of December 31, 2002	$2.0

Estimated Cash Proceeds and Outlays
Operating cash use January 2003 through May 2003(1)	$(0.8)
Accounts Receivable(2)	$0.2
Assets and Liabilities to be purchased by Med-El(3)	$2.0 - 2.5
Accounts Payable(4)	$(0.2)
Accrued Compensation(5)	$(0.4)
Professional Fees (attorneys, accountants, trustee, other)(6)	$(0.7)
Directors and Officers Insurance(7)	$(0.5)
Severance(8)	$(0.3)
Trustee(9)	$(0.1)
Proxy Solicitation(10)	$(0.1)

Estimated Cash to Distribute to Stockholders(11)	$1.1- 1.6

Shares Outstanding as of March 27, 2003	35,886,442

Estimated Per Share Distribution	$.032-0.045

(1)	Estimated operating expenses for the period January 1, 2003 through May 31, 2003 for personnel, facilities and other expenses to conduct the windup operations of Symphonix but exclusive of all other line items specifically allocated in the table above.
(2)	Estimated cash to be generated from accounts receivable. As of December 31, 2002 accounts receivable were $.2 million of which 90% of the balance was from one customer, Siemens. Symphonix believes it will collect its outstanding receivables from Siemens as well its other customers based on discussions with each of its significant customers, including Siemens.
(3)	Per the Asset Purchase Agreement, Med-El has agreed to purchase substantially all of our remaining assets including inventory, fixed assets and intellectual property and to assume specific patient related liabilities of Symphonix including product warranty and related surgical costs. The range of $2.0 to 2.5 million reflects the range of possible outcomes if the transaction closes. As of December 31, 2002, included in our assets were $.7 million of inventory and $.6 million of fixed assets, and included in our liabilities were $.5 million of product warranty and related surgical costs.
(4)	Estimated cash use for the payment of accounts payable. As of December 31, 2002, Symphonix had $.2 million of accounts payable.
(5)	Estimated cash use for the payment of accrued bonus, accrued vacation and other compensation. As of December 31, 2002, Symphonix had $.3 million of accrued compensation.
(6)	Estimated cash use for professional fees related to the liquidation and dissolution of the business as well as ongoing SEC reporting requirements. The estimate includes $.3 million in legal fees, $.1 million for Company’s outside accountants to perform the 2002 annual audit, $.1 million for consulting related to our dissolution and $.2 million in other professional fees related to our dissolution.
(7)	Estimated cash use for the purchase of a Directors and Officers liability insurance policy covering the six years from the date of stockholder approval of the plan of dissolution. Symphonix has solicited and received bids on this policy and has based its estimate on the bids it has received.
(8)	Estimated cash use of $.1 million for the payment to key employees upon their completion of key milestones and an estimated cash use of $.2 million for the payment of severance benefits (including the continuation of benefits) to Kirk Davis, our CEO based on his employment contract with Symphonix net of the amount of his note payable to Symphonix. See “Possible Effects of the Ratification and Approval of the Plan upon Directors and Executive Officers” for detail of the employees and key milestones as well the detail of Mr. Davis’ employment contract and note payable.

(9)	Estimated cash use of $.1 million for the payment to a trustee for trustee services. Symphonix has solicited bids and received bids on this service and has based its estimate on the bids it has received.
(10)	Estimated cash use of $.1 million for payments to a proxy solicitation service to solicit shareholders to vote at the special meeting as well as printing, mailing and transfer agent fees related to the proxy for the special meeting.
(11)	If the proposed asset sale to Med-El is not completed, then the cash for distribution to stockholders could be significantly reduced unless Symphonix can sell its remaining assets for $2.0 million or more, assign its $.5 million in liabilities of product warranty and related surgical costs and enter into an agreement with Siemens to terminate or assign its Marketing and Distribution Agreement, without paying the $2.0 million termination fee which is triggered if Symphonix dissolves and terminates the agreement.

Sales of our Assets

The plan of dissolution contemplates the sale of all of our assets. The plan of dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. If the proposed asset sale with Med-El is not completed, sales of our assets will be made on such terms as are approved by the Board of Directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time. We will not sell any of our assets to any of our “affiliates” without first obtaining the approval of any such asset sale by our stockholders, excluding the votes of any such affiliate and any other interested stockholder as determined by the Board of Directors in accordance with all applicable laws and regulations.

Other than the proposed asset sale with Med-El, it is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board of Directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depends largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Currently we are pursuing a sale of substantially all of our remaining assets to Med-El. See “Proposal No. 2—To Ratify and Approve the Proposed Asset Sale—General.”

Conduct of Symphonix Following Adoption of the Plan

Following ratification and approval of the plan of dissolution by our stockholders, our activities will be limited to distributing our assets in accordance with the plan, establishing a contingency reserve for payment of our expenses and liabilities, including liabilities incurred but not paid or settled prior to ratification of the plan of dissolution, selling any of our remaining assets, and terminating any of our remaining commercial agreements, relationships or outstanding obligations. Following the ratification and approval of the plan of dissolution by our stockholders, we shall continue to indemnify our officers, directors, employees and agents in accordance with our Certificate of Incorporation and Bylaws, including for actions taken in connection with the plan and the winding up of our affairs. Our obligation to indemnify such persons may be satisfied out of the assets of any liquidating trust. The Board of Directors and the trustees of any liquidating trust may obtain and maintain such insurance as may be necessary to cover our indemnification obligations under the plan of dissolution.

Whether or not the plan of dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. If the plan of dissolution is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

Contingent Liabilities; Contingency Reserve; Liquidating Trust

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the ratification and approval of the plan of dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve which may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the Board of Directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, product warranty obligations, estimated legal, accounting and consulting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve which we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

If deemed necessary, appropriate or desirable by the Board of Directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The Board of Directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the Board of Directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities which remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The plan of dissolution authorizes the Board of Directors to appoint one or more individuals or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the Board of Directors. It is anticipated that the Board of Directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

We may decide to use a liquidating trust or trusts, and the Board of Directors believes the flexibility provided by the plan of dissolution with respect to the liquidating trusts to be advisable. The trust would be evidenced by a trust agreement between us and the trustees. The purpose of the trust would be to serve as a temporary repository for the trust property prior to its disposition or distribution to our stockholders. The transfer to the trust and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust property and permit our stockholders to enjoy the economic benefits of ownership thereof. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust and there would be no certificates or other tangible evidence of such interests and that no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•	the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of dissolution.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “Listing and Trading of the Common Stock and Interests in the Liquidation Trust or Trusts” below.

Reporting Requirements

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of the common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

Our common stock was delisted from the Nasdaq Market on March 28, 2003. Our common stock is now traded on the Over-the-Counter Bulletin Board. The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities. We anticipate that we will request that our common stock be delisted from the OTCBB on the final record date. We also currently intend to close our stock transfer books on the final record date and to cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date.

Thereafter, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the Board of Directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the Board of Directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “Material United States Federal Income Tax Consequences”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Symphonix stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein prove to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Symphonix.    After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of our Stockholders.    Amounts received by stockholders pursuant to the plan of dissolution will be treated as full payment in exchange for their shares of our common stock. Stockholders will recognize gain or loss equal to the difference between (1) the sum of the amount of cash distributed to them and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their shares of our common stock. A stockholder’s tax basis in his or her shares will depend upon various factors, including the stockholder’s cost and the amount and nature of any distributions received with respect thereto.

A stockholder’s gain or loss will be computed on a “per share” basis. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. The value of each liquidating distribution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “Contingent Liabilities; Contingency Reserve; Liquidation Trust”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the Board of Directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The Board of Directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The ratification and approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 2,127,721 shares of our common stock (approximately 5.9% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the plan of dissolution is in the best interests of our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

PROPOSAL NO. 2

TO RATIFY AND APPROVE THE PROPOSED ASSET SALE

Parties to the Asset Sale

Symphonix

Symphonix, a hearing technology company in the process of dissolution, has been engaged in the business of developing and providing hearing technology and products, including the Vibrant Soundbridge, a surgical implant designed to work with the natural structures of the middle-ear to enhance hearing and communication ability for people with hearing impairment.

Symphonix maintains its principal offices at 1735 North First Street, Suite 311, San Jose, CA 95112, telephone (408) 232-0720.

Med-Elektromedizinische Geräte Gesellschaft m.b.H.

Med-El, an Austrian limited liability company, is a cochlear implant company and is the global leader in innovative technology in the field cochlear implants. Med-El products are the result of collaborative efforts by Med-El engineers, surgeons, audiologists, therapists and implant users.

Med-El maintains its principal offices at Fürstenweg 77a, A-6020 Innsbruck, Austria, telephone +45-512-27-27-08.

VIBRANT Med-El Hearing Technology GmbH

VIBRANT Med-El is a wholly owned subsidiary of Med-El. If the proposed asset purchase is completed, VIBRANT Med-El will hold the transferred assets. VIBRANT Med-El was formed in connection with the proposed asset sale and has conducted no business since its formation other than executing the Asset Purchase Agreement.

VIBRANT Med-El maintains it principal officers at at Fürstenweg 77a, A-6020 Innsbruck, Austria, telephone +45-512-27-27-08.

General

On March 17, 2003 our Board of Directors unanimously approved the sale of substantially all of our remaining assets for a cash purchase price of at least $2.0 million to a subsidiary of Med-El Elektromedizinische Geräte Gesellschaft m.b.H., referred to as “Med-El,” a limited liability company formed under the laws of Austria. Symphonix will receive $2.0 million of the purchase price at the closing of the sale and will receive an additional $0.5 million if and when Med-El is able to manufacture the Vibrant Soundbridge in accordance with specifications currently in effect. On March 20, 2003 we entered into an Asset Purchase Agreement with Med-El. A copy of the Asset Purchase Agreement is attached as Annex B to this proxy statement. Certain material features of the Asset Purchase Agreement are summarized below. We encourage you to read the Asset Purchase Agreement in its entirety.

Purchase Price

At the closing of the transaction, Med-El will pay Symphonix $2.0 million and deposit the remaining $500,000 of the purchase price in an escrow account. The $500,000 of the purchase price held in escrow will be released to Symphonix when Symphonix and Med-El agree that all of our product manufacturing equipment and know-how related to our products contained in the purchased assets shall have been transferred and at least one

The assets proposed to be sold to Med-El, referred to as “the assets,” consist of:

•	all intellectual property, including (i) all worldwide patents, patent applications, registered copyrights and applications for copyright registration, registered trademarks, service marks and trade names and applications therefor, and (ii) all unregistered copyrights, trademarks, service marks, trade names and all trade secrets and other intellectual property rights of any kind owned or used by Symphonix, and any and all causes of action or rights to damages or other remedies which Symphonix may be entitled due to infringement or misappropriation of any such intellectual property;

•	some assumed contracts related to software included in the assets and our OEM and Supply Agreement with Siemens;

•	all of our inventory, including our spare parts, materials, components and sub-assemblies;

•	all of our tangible personal property, including our machinery, equipment, furniture, fixtures and software; and

•	all documents related to these assets, including all technical, regulatory, marketing and sales related documents.

Med-El has also agreed pursuant to the Asset Purchase Agreement to assume our liabilities under the assumed contracts and under our product warranties with our customers.

Vibrant® Soundbridge® shall have been successfully manufactured by Med-El under our current manufacturing specifications. This escrow arrangement was negotiated by the parties to encourage the successful transfer of our manufacturing equipment to Med-El’s European offices and the training of Med-El’s employees in the operation of the equipment. Since we have already trained Med-El’s employees on the manufacturing process, we anticipate that Med-El will meet these requirements shortly after the close of the transaction and the installation of the manufacturing equipment in Med-El’s facility.

Indemnification

Under the terms of the Asset Purchase Agreement we have agreed to indemnify Med-El for liabilities arising from losses Med-El may incur if we breach any of the representations and warranties or fail to perform any of the covenants contained in the Asset Purchase Agreement. We have also agreed to indemnify Med-El for any liabilities that may arise in connection with the acquired assets other than those specifically assumed by Med-El under the Asset Purchase Agreement. Our indemnification obligations are capped at $2.5 million and survive indefinitely.

Interests of our Directors and Executive Officers

In connection with the asset sale, Geoff Ball, a member of our Board of Directors and the Symphonix Chief Technology Officer, has agreed to become Med-El’s new middle-ear implant Chief Technology Officer based out of the Innsbruck, Austria worldwide headquarters. He will receive an annual base salary of EUR€110,000 with a bonus opportunity of EUR€70,000. The arrangement can be terminated by either Med-El or Mr. Ball with 3 months of notice. Deborah Arthur, our Head of Clinical & Regulatory Affairs has agreed to take on the same role for Med-El US at its Durham, North Carolina office. She will receive a base salary of $100,000 with no bonus potential.

Siemens Agreement

Under the terms of our Marketing and Distribution Agreement with Siemens, we are required to pay to Siemens a $2,000,000 fee if we dissolve or liquidate and subsequently terminate the distribution agreement. However, if we assign the agreement to a purchaser who is not a manufacturer of acoustic hearing aids in connection with an asset sale, we are not liable for any termination fee to Siemens. Siemens has agreed to terminate the Marketing and Distribution Agreement and waive any termination fee if we complete the sale of assets to Med-El.

Acquisition Proposal; Termination Fee

We have the right to terminate the Asset Purchase Agreement if we receive an offer from a third party to acquire Symphonix or purchase the assets on terms that are superior, from a financial point of view, to the terms of the proposed asset sale. The termination fee is $50,000 plus Med-El’s out-of-pocket fees and expenses associated with the transaction up to an additional $75,000.

Other Terms

In the Asset Purchase Agreement, Symphonix makes representations and warranties to Med-El regarding our corporate status, authority to complete the asset sale, contracts being assumed by Med-El, intellectual property, financial statements, liabilities, litigation and title to the assets being sold. Med-El makes representations and warranties to Symphonix regarding Med-El’s corporate status, authority to complete the asset sale and net worth. Symphonix also agrees that between signing the Asset Purchase Agreement and closing the transaction we will preserve the assets, provide financial information to Med-El, provide Med-El with access to information related to the assets and we also agree not to solicit additional proposals to purchase our remaining assets from other third parties. The Asset Purchase Agreement also contains closing conditions related to the following: each party’s representations and warranties remain true, each party has complied with its covenants, the parties shall have received any consents of any governmental entities required for the consummation of the transaction, no legal action is pending that would prevent the closing and there shall not have been a material adverse change to the assets we are selling or the liabilities Med-El is assuming.

The proposed asset sale to Med-El is not conditioned upon the liquidation being approved. If our stockholders do not also ratify and approve the plan of dissolution, we will complete the asset sale to Med-El if it is approved by our stockholders and the other closing conditions are met. Our liquidation and dissolution is not conditioned upon completion of the proposed asset sale to Med-El. If the proposed asset sale to Med-El is not ratified and approved by the stockholders or is otherwise not completed, subject to obtaining stockholder approval of the plan of dissolution as set forth in Proposal No. 1, we will complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds, if any, and will seek to sell the assets proposed to be sold in the asset sale to the highest bidder, if any. There can be no assurance that any potential bidder will offer to purchase the assets for a price equal to or greater than the price proposed to be paid by Med-El in the asset sale, or that such assets can be sold at all.

If our stockholders ratify and approve the plan of dissolution and ratify and approve the proposed asset sale to Med-El, we plan to complete the asset sale shortly after we file the Certificate of Dissolution with the Delaware Secretary of State, which we currently anticipate would occur on or around June             , 2003.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE ASSET SALE TO MED-EL BE RATIFIED AND APPROVED.”

Background of the Asset Sale

In connection with our exploration of strategic alternatives, we attempted to locate potential purchasers for our assets. See “Proposal No. 1—To Ratify and Approve the Plan of Complete Liquidation and Dissolution—Background and Reasons for the Plan.”

Commencing the week of November 18, 2002 we started contacting potential buyers of our intellectual property and other assets. We contacted six parties that we believed might have an interest in acquiring some portion of our assets, including several parties that had previously been contacted by the investment bank that we engaged in September 2002 to find a potential buyer. Although the previously contacted parties had earlier expressed no interest in acquiring our assets, we believed that the parties may have had an interest after the announcement of our intention to dissolve and the decrease in our market capitalization by approximately 50%.

We established a two-phase process. In the first phase, we requested that each of these parties, if interested, submit an expression of interest specifying the assets and liabilities they would be interested in acquiring and the amount they would be willing to pay. We requested that these expressions of interest be submitted to us by December 12, 2002.

On November 25, 2002 we met with one of the six potential buyers that we contacted to initiate a due diligence process related to a potential sale of our assets. We reviewed technical, manufacturing and marketing information with this potential buyer.

On December 2, 2002 the Board of Directors held a meeting to discuss the dissolution process and project plan and review the status of parties interested in acquiring our assets.

On December 3, 2002 after the close of the trading markets, we received an offer from the party who conducted due diligence with us on November 25 expressing an interest in acquiring our intellectual property, inventory, property and equipment and warranty obligations including any surgical costs. This offer set forth the price and other material terms pursuant to which the party would be willing to acquire our assets.

On December 5, 2002 we met with Med-El to initiate a due diligence process and reviewed technical, manufacturing and marketing information.

On December 10, 2002 we received expressions of interest from two other interested parties, one of whom was Med-El, seeking to acquire our intellectual property, inventory, property and equipment and warranty obligations including any surgical costs. These offers set forth the price and other material terms pursuant to which the parties would be willing to acquire our assets.

On December 11, 2002 we also received an expression of interest from one interested party seeking to acquire only our intellectual property. The expression of interest set forth a range upon which the party may have been willing to acquire our intellectual property, but it did not set forth other material terms of an acquisition.

On December 13, 2002 the Board of Directors met to evaluate the four letters of interest which were submitted by four different parties, including Med-El. The potential amounts to be paid by the parties who wished to acquire our intellectual property, inventory, property and equipment and warranty obligations were substantially higher than the high end of the range offered to acquire only our intellectual property. As a result the Board of Directors eliminated from further consideration the offer to purchase only our intellectual property. At this meeting, the Board of Directors also reviewed the process for winding up Symphonix and discussed the projections of cash requirements and potential cash receipts from an asset sale.

On December 14, 2002 we solicited follow-up expressions of interest from the three potential purchasers, including Med-El who we believed were offering the best terms for our assets.

On December 17, 2002 we met with one of the potential buyers to further the diligence process.

On December 19, 2002 we filed our preliminary proxy materials with the Securities and Exchange Commission which included an estimate of the expected range of distributions to the stockholders on a per share basis following a dissolution.

On December 19, 2002 we received a follow-up offer from Med-El. The follow-up offer included a purchase price of $2.5 million in exchange for our intellectual property, inventory and fixed assets and the assumption of our patient-related liabilities.

On December 20, 2002 we received an additional follow-up offer. We also received a notification from the third interested party that it was not able to obtain financing and was not submitting a follow-up offer. The additional follow-up offer included a purchase price of less than $2.5 million in exchange for our intellectual property, inventory and fixed assets and the assumption of our patient-related liabilities.

On December 23, 2002 the Board of Directors met to review the two follow-up offers that were submitted. After reviewing the two offers, the Board decided to pursue a transaction with Med-El. In considering which transaction to pursue, the Board took into account the amount offered, the assets to be acquired, the liabilities that would be assumed, the potential buyer’s ability to finance a transaction and what, if any, obligations would be due under our Marketing and Distribution Agreement with Siemens.

From January 2003 until March 2003 we negotiated with Med-El the terms of a definitive Asset Purchase Agreement. On March 17, 2003 our Board of Directors unanimously approved the terms of the proposed asset sale to Med-El.

On March 20, 2003 we entered into the Asset Purchase Agreement with Med-El.

On March 21, 2003 Symphonix disseminated a press release announcing the Asset Purchase Agreement.

Symphonix’s Reasons for the Asset Sale; Board Recommendation

In approving the proposed asset sale to Med-El, and recommending that stockholders ratify and approve the proposed asset sale, the Board of Directors considered a number of factors before recommending that our stockholders ratify and approve the proposed asset sale, including the following:

•	That the Board had deemed advisable our liquidation;

•	That we had vigorously explored strategic alternatives to liquidation, including efforts to sell or merge outright or sell our assets without success, as described under “Proposal No. 1— To Ratify and Approve the Amended Plan of Complete Liquidation and Dissolution—Background and Reasons for the Plan;”

•	That we would require additional time and resources to locate and negotiate with any other potential purchasers for the assets, with no assurance that any such negotiations would be completed successfully, in a timely fashion, or at all;

•	That the consideration offered to be paid for the assets by Med-El to us is higher than any other price offered by any third party;

•	That we would be entitled to terminate the asset sale, with the payment of a termination fee, and sell the assets to a third party in the event that we receive an offer from a third party to purchase the assets at a price higher than $2.5 million;

•	That the value of our assets, particularly our intellectual property and certain contracts and customer relationships, would decline with the passage of time;

•	That Med-El would assume our obligations under our product warranties;

•	That Siemens has agreed to terminate our Marketing and Distribution Agreement upon completion of the asset sale to Med-El with no termination fee; and

•	That the asset sale to Med-El would increase the amount of cash available for distribution to our stockholders in the liquidation.

The foregoing includes the material factors considered by the Board of Directors. In view of its many considerations, the Board of Directors did not quantify or otherwise assign relative weight to the specific factors considered. In addition, individual members of the Board of Directors may have given different weights to different factors. After weighing all of these considerations, the Board of Directors was unanimous in determining to approve the asset sale and to recommend that our stockholders approve and ratify the proposed asset sale to Med-El.

Med-El’s Reasons for the Asset Purchase

Med-El is a manufacturer of cochlear implants which are implanted hearing devices for the profound hearing loss (deaf) market. Med-El’s products are primarily sold to otologists and audiologists who then sell the product to ends users, the hearing impaired. Med-El intends to expand its product offerings within the hearing market and to leverage its worldwide distribution capabilities. Med-El also intends to expand its efforts in the area of implantable microphone technology. By acquiring most of the assets of Symphonix, Med-El will be able to add a key product to its overall hearing product line offerings. With the Vibrant Soundbridge product, Med-El will have a product to offer to the moderate to severe hearing market. Med-El will be able to leverage its worldwide distribution network which has ongoing relationships with both otologists and audiologists around the world. Otologists and audiologists are key customers and the medical professionals who endorse the Vibrant Soundbridge product for end users, the hearing impaired. Med-El also may incorporate an implantable microphone into its current line of products and will likely benefit from the implantable microphone technology it would acquire in the proposed transaction.

Regulatory Approvals

Symphonix is required to file with the Food and Drug Administration a notice regarding the transfer of assets upon the consummation of the proposed asset sale. No other United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the proposed asset sale.

Use of Proceeds from the Proposed Asset Sale

If the proposed asset sale is completed, we will apply the net proceeds of $2.5 million to satisfy our liabilities and, subsequently, to liquidating distributions, if any, to our stockholders.

Vote Required and Board Recommendation

The ratification and approval of the proposed asset sale to Med-El requires the affirmative vote of a majority of the outstanding shares of our common stock. Members of the Board of Directors and our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 2,127,721 shares of our common stock (approximately 5.9% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the proposed asset sale is in the best interests of Symphonix and our stockholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of the record date (except as otherwise indicated), by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our current executive officers and each other individual who was one of our five most highly compensated executive officers during 2002, (iii) each of our directors, and (iv) all current directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Applicable percentage ownership in the following table is based on the sum of [35,886,442] shares of common stock outstanding as of the record date and the number of shares of common stock issuable to entities and individuals indicated below pursuant to their options and restricted stock purchase rights exercisable within 60 days of the record date.

Beneficial Owner	Common Stock Beneficially Owned	Approximate Percentage Owned(1)
Siemens Audiologische Technik GmbH c/o Siemens Corporation 1301 Avenue of the Americas New York, NY 10014	2,026,062	5.65%
Roger Radke(1) Siemens Audiologische Technik GmbH Gebbertstr. 125 D91058 Erlangen, Germany	2,086,062	5.81%
Kirk B. Davis(2)	1,291,659	3.49%
Terence J. Griffin(3)	370,000	1.02%
Deborah Arthur(4)	265,000	*
Geoffrey R. Ball(5)	170,000	*
B.J. Cassin(6)	119,526	*
Martin Friedman(7)	60,000	*
Adele C. Oliva(8)	60,000	*
Dennis S. Roy(9)	0	*
All directors and executive officers as a group (9 persons)(10)	5,122,247	13.15%

*	Less than 1%

(1)	Includes 2,026,062 shares held by Siemens Audiologische Technik GmbH. Mr. Radke, a director of Symphonix, is managing director of Siemens Audiologische Technik GmbH and disclaims beneficial ownership over these shares. Also includes options to purchase up to 60,000 shares exercisable within 60 days after March 27, 2003.

(2)	Includes options to purchase up to 1,190,000 shares exercisable within 60 days after March 27, 2003.

(3)	Consists of options to purchase up to 370,000 shares exercisable within 60 days after March 27, 2003.

(4)	Consists of options to purchase up to 265,000 shares exercisable within 30 days after March 20, 2003. Deborah Arthur’s employment with Symphonix was terminated as of March 20, 2003

(5)	Consists of options to purchase up to 170,000 shares exercisable within 60 days after March 27, 2003.

(6)	Share number includes 15,913 shares held for the benefit of Cassin Family Trust. Mr. Cassin, one of our directors, holds voting and dispositive power over the shares held by Cassin Family Trust. Also includes 910 shares held by Mr. Cassin and options directly owned by Mr. Cassin to purchase up to 102,703 shares exercisable within 60 days after March 27, 2003.

(7)	Consists of options to purchase up to 60,000 shares exercisable within 60 days after March 27, 2003.

(8)	Consists of options to purchase up to 60,000 shares exercisable within 60 days after March 27, 2003.

(9)	Dennis S. Roy’s employment with Symphonix was terminated as of November 2002.

(10)	Includes options to purchase up to 2,977,703 shares exercisable within 60 days after March 27, 2003.

Summary Compensation Table

The following Summary Compensation Table sets forth certain information regarding the compensation of our Chief Executive Officer and the four next most highly compensated executive officers in the fiscal year ended December 31, 2002 for services rendered in all capacities to us for the fiscal years indicated. Dennis S. Roy’s employment with Symphonix was terminated as of November 2002. His annualized salary for 2002 was $205,000.

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Number of Securities Underlying Options
Kirk B. Davis President and Chief Executive Officer	2002 2001 2000	$302,077 291,500 281,061	$64,130 119,545 41,855	400,000 140,000 650,000

Terence J. Griffin Vice President of Finance and Chief Financial Officer	2002 2001 2000	192,585 181,172 134,307	34,819 35,256	150,000 150,000 220,000

Geoffrey R. Ball Vice President and Chief Technical Officer	2002 2001 2000	155,769 150,000 143,808	24,300 37,102 19,466	150,000 100,000 70,000

Deborah Arthur Vice President of Clinical Affairs	2002 2001 2000	165,769 160,000 154,389	26,400 38,526 47,665	150,000 100,000 70,000

Dennis S. Roy Vice President of Marketing	2002 2001	181,346 93,039	58,536	100,000 230,000

Certain Transactions

Transactions with Directors, Executive Officers and Others

In November 1999, Siemens Audiologische Technik GmbH, an entity affiliated with Roger Radke, a director, purchased 1,000,000 shares of our Common Stock for $5,000,000 in a first closing pursuant to a private placement consummated in connection with a marketing and distribution agreement entered into with us. In September 2000 in accordance with the marketing and distribution agreement, Siemens purchased an additional 1,026,062 shares of the Common Stock at a purchase price of $4.87 per share resulting in gross proceeds of $5,000,000.

As of December 31, 2002, Siemens owed us $158,000 under the marketing and distribution agreement. For the year ended December 31, 2002, Siemens paid us $786,000 under the marketing and distribution agreement, and we paid Siemens $184,858 under the supply agreement. The nature and terms of the original and revised marketing and distribution agreements, as well as a related supply agreement, with Siemens are as follows:

•	We entered into the marketing and distribution agreement in February 1999 and entered into the supply agreement in June 1999.

•	Under the marketing and distribution agreement, we agreed to conduct collaborative marketing efforts, and Siemens has exclusive distribution rights in Europe for our existing products and any future product introductions.

•	The marketing and distribution agreement has a term ending on December 1, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least 12 months’ notice. If we do not renew the marketing and distribution agreement, we are obligated to pay Siemens the equivalent of Siemens’ revenues with our products in Europe during the preceding twelve months.

•	The marketing and distribution agreement may also be terminated at any time if we are acquired at the option of: (i) us, with three months’ notice and payment to Siemens of $2 million or 100% of Siemens’ revenue in Europe with our products during the 12 months preceding the acquisition if the agreement is terminated between December 1, 2002 and December 1, 2004; or (ii) Siemens, if we are acquired by a manufacturer of acoustic hearing aids.

•	The marketing and distribution agreement may also be terminated at the option of either party in the event of a material breach that is not cured within 30 days of notice of breach, or upon the insolvency or bankruptcy of either party.

•	Under the terms of the supply agreement, Siemens agreed to supply integrated circuits and software for use in our Soundbridge products.

•	The supply agreement has a term ending on September 30, 2004 and is subject to automatic annual renewals thereafter unless terminated by either party with at least three months’ notice. The supply agreement may also be terminated at any time in the event of a material breach that is not cured within 30 days of notice of breach.

On November 10, 2000, we issued an aggregate of 6,397,632 shares of our Common Stock to certain investors for a purchase price of approximately $26,000,000, which represented a per share price of $4.064. The purchase agreement, under which the shares were sold, provided for a purchase price adjustment that allowed the investors to calculate, one time prior to November 10, 2002, an adjusted per share purchase price equal to the average closing market price of our Common Stock as reported on the NASDAQ National Market for the 33 consecutive trading days immediately preceding the date of adjustment. Those investors participating in the adjustment would receive additional shares of Common Stock, for no additional consideration, equal to the difference between the number of shares which investor could have purchased based on the adjusted per share price at the investor’s original investment amount and the number of shares originally purchased.

On June 25, 2001, certain investors notified us that they were exercising their purchase price adjustment pursuant to the purchase agreement. All investors agreed to participate in the adjustment, and on July 12, 2001, we subsequently issued, for no additional consideration, an additional 14,336,020 shares to the investors based on an adjusted per share purchase price of approximately $1.254.

The investors in the transaction included three trusts of which B.J. Cassin, a director, is a trustee, as well as entities affiliated with J.P. Morgan Capital, L.P. and APAX Partners. In connection with this transaction, we agreed that our board of directors will nominate one individual designated by each of J.P. Morgan and APAX to our board of directors, and that our board of directors and management will vote all shares for which they hold proxies or otherwise entitled to vote in favor of these nominees. In addition, the investors agreed to vote all shares beneficially owned by them in favor of such nominees. Martin Friedman, a nominee of J.P. Morgan, and Adele Oliva, a nominee of APAX, have been serving on the board of directors since the closing of the transaction.

Mr. Kirk B. Davis, our Chief Executive Officer, exercised an option to purchase 100,000 shares of our common stock in August 1999 in exchange for a full recourse promissory note in the amount of $225,000. The annual interest rate on the note is 5.96%, and it is due upon the earlier of (i) August 2004, (ii) 30 days following a sale of our common stock by Mr. Davis which is equal to the principal amount of the note and (iii) 12 months following the date of Mr. Davis’ termination.

We believe that these transactions were made on terms no less favorable to us than we could have obtained from unaffiliated third parties. All future transactions, including loans, between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Other Matters

The Board of Directors does not know of any other matters which may come before the Special Meeting. However, if any other matters are properly presented at the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Additional Information

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

In conjunction with this proxy statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Our Annual Report, including our selected financial data, supplementary financial information, management’s discussions and analysis of financial condition and results of operations, and quantitative and qualitative disclosure about market risk, and our Current Report on Form 8-K filed on March 21, 2003 are hereby incorporated by reference into this proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/ KIRK B. DAVIS
Kirk B. Davis President and Chief Executive Officer

ANNEX A

AMENDED PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SYMPHONIX DEVICES, INC.

AMENDED PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

SYMPHONIX DEVICES, INC.

This Amended Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Symphonix Devices, Inc., Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.  The Board of Directors of the Company (the “Board of Directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.  After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.  From and after the Adoption Date, the Company shall complete the following corporate actions: The Board of Directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the Board of Directors, the Board of Directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4.  The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the Board of Directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the Board of Directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the Board of Directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.  If deemed necessary, appropriate or desirable by the Board of Directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The Board of Directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the Board of Directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board of Directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7.  Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to January 31, 2005 then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8.  After the Adoption Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9.  Under this Plan the Board of Directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

10.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.  In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

12.  The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The Board of Directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.  Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.  The Board of Directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ANNEX B

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of March 20, 2003 (the “Effective Date”), by and among Med-El Elektromedizinische Gerate Gesellschaft m.b.H., a company with limited liability formed under the laws of Austria with its principal office at Furstenweg 77a, A-6020 Innsbruck, Austria (“Parent”); VIBRANT Med-El Hearing Technology GmbH, a company with limited liability formed under the laws of Austria and wholly-owned subsidiary of Parent with its principal office at Furstenweg 77, A-6020 Innsbruck, Austria (“Buyer”); and Symphonix Devices, Inc., a Delaware corporation with its principal office at 1735 N. First Street, Suite 311, San Jose, California 95131 (“Seller”).

RECITALS

A.    Seller is engaged in the business of developing and providing hearing technology, products, including the Vibrant® Soundbridge™, a surgical implant designed to work with the natural structures of the middle-ear to enhance hearing and communication for people with hearing impairment.

B.    Seller owns certain assets related to its business which Seller desires to sell to Buyer, and Buyer desires to purchase those assets from Seller, and Seller, Parent and Buyer all desire to enter into certain related agreements, all pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and covenants contained herein, the parties hereto agree as follows:

1.    Defined Terms.    As used in this Agreement, the following terms shall have the definitions set forth herein:

“Acquired Assets” means all right, title and interest in and to the assets listed on Exhibit A.

“Acquisition Proposal” means an unsolicited bona fide offer, inquiry or proposal relating to (i) a merger, tender offer, exchange offer, acquisition, consolidation, or similar transaction involving at least 10% of the equity securities of Seller or (ii) the acquisition of a material portion of the assets of Seller.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, injunctions, orders, decrees, rulings, dues, amounts paid in settlement, Liabilities, taxes, and liens.

“Agreement” means this Asset Purchase Agreement and the Exhibits and Schedules attached hereto.

“Apportioned Obligations” has the meaning set forth in Section 2(e)(ii) hereof.

“Assignment and Assumption Agreement” means an assignment and assumption agreement in substantially the form attached hereto as Exhibit F-1.

“Assumed Contracts” means those contracts listed on Exhibit C.

“Assumed Liabilities” means the Liabilities described on Exhibit B hereto.

“Assumption Agreement” means an assumption agreement in substantially the form attached hereto as Exhibit F-2.

“Bill of Sale” means a bill of sale in substantially the form attached hereto as Exhibit E.

“Buyer” means VIBRANT Med-El Hearing Technology GmbH, a company with limited liability formed under the laws of Austria and wholly owned subsidiary of Parent.

“Buyer Disclosure Schedule” means the schedule of exceptions to Buyer’s representations and warranties, set forth in Schedule 4.

“Causes of Action” has the meaning set forth in Section 6(j) hereof.

“Clinical Data” has the meaning set forth in Section 6(n) hereof.

“Closing” has the meaning set forth in Section 2(d) hereof.

“Closing Date” has the meaning set forth in Section 2(d) hereof.

“COBRA” means, collectively, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all information and material which is proprietary to Seller, which pertains to the Acquired Assets, the Assumed Liabilities or this Agreement, whether or not marked as “confidential” or “proprietary,” including the information contained in all paper and electronic files transferred to Buyer pursuant to the terms of this Agreement.

“Effective Date” means the date of this Agreement first set forth above.

“Employee Plan” means all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or an ERISA Affiliate of Seller or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof.

“Employee Transfer Date” has the meaning set forth in Section 6(f) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to a party hereto, any other corporation or trade or business controlled by, controlling or under common control with such party (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA).

“Escrow Account” means the escrow account established and maintained pursuant to the provisions of the Escrow Agreement.

“Escrow Agent” has the meaning set forth in the Escrow Agreement.

“Escrow Agreement” means that certain Escrow Agreement, dated as of March 20, 2003 by and among Parent, Buyer, Seller and Freshfields Bruckhaus Deringer as Escrow Agent, a copy of which is attached hereto as Exhibit D.

“Exhibit” means an exhibit attached hereto.

“FDA” means the United States Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3(l) hereof.

“Initial Deposit” means the Two Hundred Fifty Thousand United States Dollars (USD250,000) placed in the Escrow Account by Buyer pursuant to the terms of the Escrow Agreement.

“In-Licenses” has the meaning set forth in Section 3(g)(ii).

“Infringement” has the meaning set forth in Section 3(g)(iv).

“Intellectual Property Rights” has the meaning set forth on Exhibit A.

“Inventory” means finished goods, goods-in-process, manufactured and purchased parts and raw materials and supplies inventory.

“Liability” means any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes.

“Link” has the meaning set forth in Section 9(e)(ii) hereof.

“Losses” means claims, demands, suits, proceedings, taxes, judgments, obligations to third parties, awards or demands, liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable fees and expenses of attorneys, accountants, consultants and experts, including court costs).

“Marks” means registered and unregistered trademarks, trademark applications, trade names, registered and unregistered service marks, and service mark applications.

“Out-Licenses” has the meaning set forth in Section 3(g)(ii).

“Parent” means Med-El Elektromedizinische Gerate Gesellschaft m.b.H., a company formed under the laws of Austria.

“Permitted Use” has the meaning set forth in Attachment 2 to Exhibit H of this Agreement.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (for any department, agency or political subdivision thereof), whether domiciled in the United States or abroad.

“Purchase Price” has the meaning set forth in Section 2(c)(i) hereof.

“Registered Intellectual Property Rights” has the meaning set forth in Exhibit A.

“Release Agreement” has the meaning set forth in Section 6(i) hereof.

“Representatives” has the meaning set forth in Section 6(l) hereof.

“Rules” has the meaning set forth in Section 11(n)(i) hereof.

“Schedule” means a schedule attached hereto.

“SEC” means the United States Securities and Exchange Commission.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

“Seller” means Symphonix Devices, Inc., a Delaware corporation.

“Seller Disclosure Schedule” means the schedule of exceptions to Seller’s representations and warranties, set forth in Schedule 3.

“Seller Products” means all products of Seller included in the Acquired Assets including, without limitation, the Vibrant® Soundbridge™.

“Shipping Costs” means the documented, out-of-pocket costs incurred by Seller in connection with shipping the Acquired Assets to Buyer as contemplated by this Agreement.

“Siemens” means Siemens Audiologische Technik GmbH, a company with limited liability formed under the laws of Germany.

“Siemens Distribution Agreement” has the meaning set forth in Section 7(a)(x) hereof.

“Siemens Supply Agreement” has the meaning set forth in Section 7(a)(xi) hereof.

“Specified Marks” has the meaning set forth in Attachment 1 to Exhibit G of this Agreement.

“Storage Fees” means the documented, out-of-pocket costs incurred in connection with storing the Acquired Assets prior to the Closing.

“Subject Employee” has the meaning set forth in Section 6(f) hereof.

“Superior Proposal” means an unsolicited Acquisition Proposal (i) to acquire at least fifty percent (50%) of the equity securities of Seller entitled to vote generally in the election of directors to Seller’s board of directors or all or substantially all of the assets of Seller, (ii) that Seller’s board of directors determines in its good faith judgment (after consultation with its financial, legal and other advisors) to be more favorable to Seller’s stockholders from a financial perspective than the transactions contemplated by this Agreement, and (iii) that Seller’s board of directors determines in its good faith judgment (after consultation with its financial, legal and other advisors) is reasonably capable of being completed (taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal).

“Termination Fee” has the meaning set forth in Section 10(c)(ii) hereof.

“Third Party Claim” has the meaning set forth in Section 5(e)(i) hereof.

“Transfer Tax Reimbursement” has the meaning set forth in Section 2(e)(i) hereof.

“Transfer Taxes” has the meaning set forth in Section 2(e)(i) hereof.

“Transition Services” has the meaning set forth in Section 9(a) hereof.

“Unregistered Intellectual Property Rights” has the meaning set forth in Exhibit A.

2.    Basic Transaction.

(a)  Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall purchase from Seller, and Seller shall sell, transfer and convey to Buyer, the Acquired Assets and all of Seller’s right, title and interest therein and thereto for the consideration specified in Section 2(c) hereof. Buyer is not purchasing nor shall it have any responsibility whatsoever with respect to any other asset of Seller not included within the definition of Acquired Assets.

(b)  Assumption of Liabilities and Contracts. Subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all of the Assumed Liabilities and Assumed Contracts at the Closing. Buyer will not assume or have any responsibility whatsoever with respect to any other obligation or Liability of Seller not included within the definition of Assumed Liabilities or Assumed Contracts.

(c)  Purchase Price.

(i)  The purchase price for the Acquired Assets (the “Purchase Price”) shall be the sum of Two Million Five Hundred Thousand United States Dollars (USD2,500,000) and the Shipping Costs.

(ii)  The Purchase Price will be payable at Closing as follows: (A) Buyer shall pay to Seller an amount equal to Two Million United States Dollars (USD2,000,000) as follows: (1) through the release by Buyer to Seller of all rights to the Initial Deposit held in the Escrow Account pursuant to the terms of the Escrow Agreement, and (2) a cash payment to Seller in an amount equal to One Million Seven Hundred Fifty Thousand United States Dollars (USD1,750,000) by wire transfer or delivery of immediately available funds; (B) Buyer shall pay to Seller a cash payment in an amount equal to the Shipping Costs by wire transfer or delivery of immediately available funds; and (C) Buyer shall place in the Escrow Account, an amount equal to Five Hundred Thousand United States Dollars (USD500,000) which amount shall be held therein pursuant to the terms of the Escrow Agreement until the satisfaction of the conditions set forth in Section 9(a)(i) herein.

(d)  The Closing. The closing and consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Squire, Sanders & Dempsey L.L.P., 600 Hansen Way, Palo Alto, California 94304, commencing at 10:00 a.m. local time on the business day following the satisfaction or waiver of all conditions set forth in Section 7 hereof (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than May 31, 2003.

(e)  Taxes.

(i)  Any sales, use, excise or similar taxes or governmental charges or fees imposed on or in connection with the transactions contemplated by this Agreement by either California or any other state or U.S. taxing authorities (“Transfer Taxes”) shall be initially paid by Seller; provided, however, that Buyer agrees to reimburse Seller in connection with Seller’s payment of the Transfer Taxes in an amount up to Twenty-five Thousand United States Dollars (USD25,000) (the “Transfer Tax Reimbursement”). Seller shall be solely responsible for the payment of all Transfer Taxes applicable to the transaction when due and shall be responsible for, and shall make, all applicable filings, reports, and returns as provided by applicable law. Upon Seller’s payment of the Transfer Taxes, Seller shall notify Buyer of the amount of Transfer Taxes paid and the methodology used to determine the amount of Transfer Taxes. Within fifteen (15) business days of Buyer’s receipt of such notice, Buyer shall pay to Seller a cash payment in an amount equal to the Transfer Tax Reimbursement by wire transfer or delivery of immediately available funds. The parties shall cooperate with each other and use commercially reasonable efforts to minimize the Transfer Taxes. Seller shall have no obligation with respect to or responsibility for any other sales, use, excise or similar taxes or governmental charges or fees imposed on or in connection with the transactions contemplated by this Agreement.

(ii)  All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Acquired Assets and Assumed Liabilities for any tax period that includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such tax period up to and including the Closing Date and the number of days of such tax period after the Closing Date. Seller shall be liable for the proportionate amount of such taxes that is attributable to the portion of the tax period up to and including the Closing Date, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the portion of the tax period beginning after the Closing Date. Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable law. If the party required by applicable law to pay any such tax is not the party responsible for such tax under this Agreement, the paying party shall be entitled to reimbursement from the non-paying party.

(f)  Storage Fees. Seller shall be responsible for payment of all Storage Fees. To the extent that Parent or Buyer pays any Storage Fees, Seller shall reimburse Parent and/or Buyer, as the case may be, within fifteen (15) business days of Seller’s receipt of notice of such payment and copies of receipts reflecting such payment.

3.    Representations and Warranties of Seller. Seller represents and warrants to Buyer that the statements contained in this Section 3 are true and correct as of the date hereof, and will be true and correct as of the Closing, except as set forth in Schedule 3.

(a)  Organization of Seller. Seller is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and California. Seller has the requisite corporate authority and power to carry on its business and to own the Acquired Assets.

(b)  Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller’s obligations hereunder. Without limiting the generality of the foregoing, the board of directors of Seller has duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes valid and legally binding obligations of Seller, enforceable in accordance with its terms and conditions.

(c)  Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated herein will result in any of the following:

(i)  any violation of any constitution, statute, regulation, rule, bulk transfer law, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or the Acquired Assets is subject, or any provision of the charter documents of Seller;

(ii)  a conflict with, a breach of, a default under, the acceleration of, the creation in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, lien filing, instrument, or other arrangement to which any of the Acquired Assets are subject; or

(iii)  a requirement that Seller give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers’ Fees. No broker, finder, investment banker, financial advisor, agent or other Person retained or used by Seller is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement.

(e)  Title. Seller is the sole and exclusive owner of, and has good and marketable title to the Acquired Assets, free and clear of restrictions, or conditions to transfer or assignment, and free and clear of any Security Interests, conditions, restrictions, or interests of third parties of any kind whatsoever other than liens for taxes not yet due and payable, and none of the Acquired Assets is in the possession or control of a third party.

(f)  Assumed Contracts.

(i)  To the best knowledge of Seller, each Assumed Contract is valid and in full force and effect, and Seller is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of each Assumed Contract.

(ii)  To the best knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is, and at all times has been, in compliance in all material respects with all applicable terms and requirements of such Assumed Contract.

(iii)  To the best knowledge of Seller, Seller has not given to or received from any Person at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assumed Contract.

(g)  Intellectual Property Rights; Confidential Information.

(i)  Seller is the sole and exclusive owner of all right, title and interest, free and clear of any Security Interest or similar encumbrance of any kind, in and to Seller’s Intellectual Property Rights and Confidential Information. Seller has all right, title and interest to use and assign the Intellectual Property Rights and Confidential Information and to fulfill Seller’s obligations under this Agreement.

(ii)  Seller has not, except as set forth in Schedule 3, (A) granted pursuant to written agreement any rights or license under Seller’s Intellectual Property Rights to third parties (“Out-Licenses”) or (B) obtained pursuant to written agreement any rights or license under any intellectual property rights of third parties (“In-Licenses”).

(iii)  Seller is not, and will not be, as a result of the execution and delivery of this Agreement or the performance of Seller’s obligations under this Agreement, in a material breach under any In-License, Out-License or other agreement to which Seller is a party relating to Seller’s or a third party’s intellectual property rights.

(iv)  To the actual knowledge of Seller (without due inquiry or diligence), no third party has interfered with, infringed upon or otherwise misappropriated Seller’s Intellectual Property Rights (“Infringement”).

(v)  To the actual knowledge of Seller (without due inquiry or diligence), Seller’s Intellectual Property Rights do not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of any third party, and there are no investigations of any governmental authority based on Seller’s exercise of Seller’s Intellectual Property Rights or Confidential Information.

(vi)  Except for (i) written agreements providing for non-use and non-disclosure requirements and (ii) publications and other written disclosures, in each case entered into or disseminated in the ordinary course of Seller’s business, Seller has not knowingly disclosed any of its Confidential Information to any third party.

(vii)  Except to the extent inuring by operation of law, Seller has secured by written assignment, all rights, title and interest in and to all Intellectual Property Rights created by consultants, independent contractors, and employees of Seller constituting on the Closing Date, Seller’s Intellectual Property Rights.

(viii)  All of Seller’s (A) Registered Intellectual Property Rights are in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and are not subject to any unpaid fees, taxes or other amounts or actions required to be paid or undertaken within sixty (60) days of the Closing Date for such Registered Intellectual Property Rights to remain in compliance with such requirements and (B), to actual knowledge of Seller (without due inquiry or diligence), Unregistered Intellectual Property Rights are enforceable and Seller has not taken any action or failed to take any action which would constitute abandonment or cancellation of such Unregistered Intellectual Property Rights.

(h)  Employment Benefit Plans.    Seller has no Employee Plans. In all material respects, each Employee Plan has been operated in accordance with its terms and all applicable law, including ERISA and the Code. There is no Employee Plan that is or was subject to Title IV of ERISA (including multi-employer plans). There is no Employee Plan that provides post-retirement or other post-employment health or life insurance benefits, except as may be required to comply with COBRA. There are no former employees of Seller who elected healthcare continuation coverage under COBRA.

(i)  No Litigation.    Seller is not, and has not for the past year been, (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party to or, to its knowledge, threatened to be made a party to, any action, suit, arbitration, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency, which could result in Liability of Seller in excess of Twenty-Five Thousand United States Dollars (USD25,000).

(j)  Product Warranty.    Each product manufactured, sold, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and to Seller’s knowledge no present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been threatened that would give rise to any Liability of Seller) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. Schedule 3(j) of Seller Disclosure Schedule includes copies of the standard terms and conditions of sale for Seller (containing applicable guaranty, warranty, and indemnity provisions).

(k)  Product Liability.    Seller has no Liability (and to Seller’s knowledge no present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been threatened that would give rise to any Liability of Seller) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller.

(l)  Financial Statements.    The audited consolidated financial statements and unaudited interim consolidated financial statements of Seller included or incorporated by reference in the forms, reports, registration statements and proxy statements filed by Seller with the SEC since January 1, 2001 (collectively, the “Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or, in the case of unaudited Financial Statements, as permitted by applicable securities laws) and fairly present in all material respects the financial position of Seller as of and at the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the unaudited interim financial statements, to normal adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect. Seller has no liabilities or obligations of any kind or nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected, reserved against or disclosed in any balance sheet of Seller, or in the notes thereto, prepared in accordance with GAAP consistently applied, except (i) as of the Effective Date as set forth or reflected in the Financial Statements as of and for the periods ended September 30, 2002 included in Seller’s report on Form 10-Q for the quarter ended September 30, 2002 (the “September 2002 Financial Statements”) and liabilities arising since September 30, 2002 in the Seller’s ordinary course of business, none of which, individually or collectively, would have a material adverse effect on the Acquired Assets or the Assumed Liabilities, or (ii) as of the Closing Date, except liabilities arising since the date of the last financial statements delivered pursuant to Section 6(e) below in Seller’s ordinary course of business, none of which, individually or collectively, would have a material adverse effect on the Acquired Assets or the Assumed Liabilities.

(m)  Debtor-Creditor Matters.    Seller Disclosure Schedule contains a list of the respective name, business address, and business telephone number of each creditor (as that term is defined in 11 U.S.C. § 101(10)) of Seller, and the respective amount owed to each such creditor, in each case as of the Effective Date, certified by Seller’s duly authorized officer to be accurate and complete. At Closing, Seller will provide to Buyer an updated creditor list, effective as of Closing, and similarly certified by Seller’s duly authorized officer.

(n)  Tangible Assets.    Seller owns all machinery, equipment, and other tangible assets comprising part of the Acquired Assets, and the Acquired Assets represent all the machinery, equipment and other tangible assets necessary for the production of Sellers’ Products. Each such tangible asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

(o)  Full Disclosure.    The representations and warranties contained in this Section 3 do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4.    Representations and Warranties of Parent and Buyer.    Parent and Buyer represent and warrant to Seller that the statements contained in this Section 4 are true and correct as of the date hereof, and will be true and correct as of the Closing, except as set forth in Schedule 4.

(a)  Organization.    Parent and Buyer are companies with limited liability duly organized, validly existing, and in good standing under the laws of Austria.

(b)  Authorization of Transaction.    Parent and Buyer have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Without limiting the generality of the foregoing, the boards of directors of Parent and Buyer have duly authorized the execution, delivery, and performance of this Agreement by Parent and Buyer. This Agreement constitutes valid and legally binding obligations of Parent and Buyer, enforceable in accordance with its terms and conditions.

(c)  Noncontravention.    Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated herein will result in any of the following:

(i)  a violation of any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of the charter documents of Parent or Buyer;

(ii)  a conflict with, a breach of, a default under, the acceleration of, the creation in any third party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, lien filing, instrument, or other arrangement to which Parent or Buyer is a party; or

(iii)  a requirement that Parent or Buyer give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any third party in order for the parties to consummate the transactions contemplated by this Agreement.

(d)  Brokers’ Fees.    No broker, finder, investment banker, financial advisor, agent or other Person retained or used by Parent or Buyer is entitled to any fees or commissions in connection with the transactions contemplated by this Agreement.

(e)  Net Worth.    Either Parent or Buyer has a minimum unencumbered net worth, calculated in accordance with GAAP, of at least Two Million Five Hundred Thousand United States Dollars (USD2,500,000).

5.    General Provisions Regarding Representations and Warranties; Indemnification.

(a)  Survival of Representations and Warranties.    The representations and warranties made hereunder shall survive until the third anniversary of the Closing.

(b)  Representations and Warranties Independent.    The parties intend that each representation and warranty contained herein shall have independent significance. If any party has breached any representation or warranty contained herein in any respect, the fact that there exists another representation or warranty relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation or warranty.

(c)  Indemnification by Seller.    Seller shall indemnify, defend and hold harmless Buyer and any of its officers, directors, employees and agents, from and against any and all Losses which are asserted against, imposed upon, or incurred or suffered directly or indirectly by any such indemnified party as a result of, arising from or relating to (i) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by Seller in this Agreement, including any claim, demand, suit or action brought by a third party asserting matters which, if true, would result in such a breach or nonperformance, or (ii) any Liabilities or other obligations of Seller other than the Assumed Liabilities, except that such indemnity shall not apply to the extent that such matter results directly from a breach of any obligation of Buyer to Seller. Seller shall not have any obligation to indemnify Buyer from and against any Losses caused by the breach by Seller of any representation or warranty in this Agreement to the extent the Losses Buyer has suffered by reason of such breaches exceeds a $2,500,000 ceiling (after which point Seller will have no obligation to indemnify Buyer from and against any further such Losses). The foregoing indemnification ceiling shall not apply to, and Seller shall be liable for the entirety of any Losses with respect to, (i) any breach by Seller of the aforementioned representations and warranties if Seller had knowledge of such breach at any time prior to the date on which the representation or warranty is made, (ii) any breach of any covenant or agreement of Seller, or (iii) in relation to any Liability other than the Assumed Liabilities.

(d)  Indemnification by Buyer.    Buyer shall indemnify, defend and hold harmless Seller and any of its officers, directors, employees and agents, from and against any and all Losses which are asserted against, imposed upon, or incurred or suffered directly or indirectly by any such indemnified party as a result of, arising from or relating to any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by Buyer in this Agreement, including any claim, demand, suit or action brought by a third party asserting matters which, if true, would result in such a breach or nonperformance, except that such indemnity shall not apply to the extent that such matter results directly from a breach of any obligation of Seller to Buyer. Buyer shall not have any obligation to indemnify Seller from and against any Losses caused by the breach by Buyer of any representation or warranty in this Agreement to the extent the Losses Seller has suffered by reason of such breaches exceeds a $2,500,000 ceiling (after which point Buyer will have no obligation to indemnify Seller from and against any further such Losses). The foregoing indemnification ceiling shall not apply to, and Buyer shall be liable for the entirety of any Losses with respect to, (i) any breach by Buyer of the aforementioned representations and warranties if Buyer had knowledge of such breach at any time prior to the date on which the representation or warranty is made, (ii) any breach of any covenant or agreement of Buyer or (ii) in relation to any Assumed Liability.

(e)  General Indemnification Procedures.

(i)  If a party or Person entitled to indemnification hereunder obtains knowledge of any claim, obligation, Liability or action for which indemnification may be sought hereunder by such indemnified party (a “Third Party Claim”), such indemnified party shall give prompt written notice thereof to the indemnifying party; provided, however, that no delay on the part of the indemnified party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced.

(ii)  The indemnifying party shall be entitled to control the defense of any such legal proceeding, through legal counsel reasonably satisfactory to the indemnified party and at the sole expense of the indemnifying party, so long as (A) the indemnifying party notifies the indemnified party in writing within fifteen (15) business days after the indemnified party has given to the indemnifying party the notice required by Section 5(e)(i) above that the indemnifying party will indemnify the indemnified party from and against the entirety of any Adverse Consequences the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the indemnifying party provides the indemnified party with reasonable evidence that the indemnifying party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, and (C) the indemnifying party conducts the defense of the Third Party Claim actively and diligently. The indemnified party shall cooperate with the indemnifying party when the latter controls the defense of a Third Party Claim.

(iii)  So long as the indemnifying party is conducting the defense of the Third Party Claim in accordance with Section 5(e)(ii) above, (A) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnifying party, which consent may not be unreasonably withheld, and (C) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the indemnified party, which consent may not be unreasonably withheld.

(iv)  In the event any of the conditions in Section 5(e)(ii) above is or becomes unsatisfied, (A) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, the indemnifying party in connection therewith provided the indemnified party has provided to the indemnifying party notice of such intent to defend against or consent to such entry at least five (5) business days prior thereto), (B) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the indemnifying party will remain responsible for any Adverse Consequences the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 5.

6.    Pre-Closing Covenants.    The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a)  General.    Each of the parties shall use its best efforts to take all actions and to do all other things necessary in order to satisfy the conditions set forth with respect to such party in Section 7 hereof and to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing Conditions set forth in Section 7 below).

(b)  Notices and Consents.    Seller will give notices to third parties, and Seller and Buyer will both use their best efforts to obtain the third party consents and novations set forth on Schedule 6(b). Each of the parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the consummation of the transactions contemplated herein.

(c)  Escrow Agreement.    Buyer and Seller shall execute and deliver the Escrow Agreement and carry out the applicable provisions thereof prior to the Closing.

(d)  Operation of Business.    Except as is consistent with the terms of this Agreement, Seller shall not engage in any practice, take any action, or enter into any transaction with respect to the Acquired Assets or Assumed Liabilities outside the ordinary course of business except in connection with the dissolution of the company.

(e)  Interim Financial Statements.

(i)  Seller shall deliver to Buyer an unaudited balance sheet of Seller as of December 31, 2002, and the related unaudited statements of income, changes in stockholders’ equity and cash flows for the three (3) months then ended, including in each case the notes thereto certified by Seller’s chief financial officer.

(ii)  Until the Closing Date, Seller shall deliver to Buyer within ten (10) days after the end of each month an unaudited balance sheet of Seller and the related unaudited statements of income, changes in stockholders’ equity and cash flows for such month, including in each case the notes thereto certified by Seller’s chief financial officer.

(iii)  The unaudited financial statements delivered by Seller to Buyer pursuant to this Section 6(e) shall (A) fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements and (B) be prepared in accordance with GAAP applied on a consistent basis (except as may be indicated therein or in the notes thereto or as permitted by applicable securities laws) and fairly present in all material respects the financial position of Seller as of and at the dates thereof and the results of operations and cash flows for the periods indicated, subject to normal adjustments and any other adjustments described therein, which were not and are not expected to be material in amount or effect.

(f)  Offer of Employment.    Buyer may, but shall not be obligated to, interview and offer employment to any employee of Seller who is an employee of Seller that Parent or Buyer desires to employ (each a “Subject

Employee”). If Parent or Buyer makes an offer of employment to a Subject Employee, such employment shall commence on the date specified in such offer, which date may be before or after the Closing (the “Employee Transfer Date”), and be on such terms as Parent or Buyer and Subject Employee shall mutually agree. Neither Parent nor Buyer shall be obligated to continue the employment of any Subject Employee or to continue to provide any compensation and benefits package to any Subject Employee after the Employee Transfer Date. The employment of any Subject Employee and the provision of any benefit may be terminated by Parent or Buyer in their sole discretion at any time after the Employee Transfer Date. Parent and Buyer shall pay or be severally liable for any obligation or Liability that may arise from the termination by Parent or Buyer on or after the Closing Date of the employment of the Subject Employees who become employees of Parent or Buyer as of the Closing Date. Seller shall pay or be liable for any obligation or Liability that may arise from the termination by Seller on or before the Closing Date of the employment of the Subject Employees. Seller shall retain all obligations and Liabilities to all employees of Seller who do not become employees of Parent or Buyer. Seller shall have no obligation to keep a healthcare plan in effect, but so long as a healthcare plan is in effect for Seller, Seller shall be responsible for healthcare continuation coverage under COBRA for all Subject Employees who do not become employees of Buyer.

(g)  Full Access.    Seller shall permit representatives of Parent and Buyer to have full access at reasonable times during the business day and upon reasonable notice, and in a manner so as not to interfere with the normal business operations of Seller, to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Acquired Assets.

(h)  Preservation of Business.

(i)  Seller will keep the Acquired Assets substantially intact.

(ii)  Seller shall use commercially reasonable efforts to assist Buyer in the continuation or establishment of relationships with suppliers, who agree and are capable of supplying in a timely manner, the parts, components and materials necessary to manufacture Seller Products in quantities and at prices commercially reasonable to Buyer.

(i)  Release Agreements.    At least two (2) business days prior to Closing, Seller will provide to Buyer an executed, true and correct copy of each settlement and release agreement, in a form reasonably satisfactory to Buyer and its counsel (each, a “Release Agreement”) that Seller has entered into with any of the creditors listed on the Seller Disclosure Schedule. In the event that Seller enters into a Release Agreement with any of the creditors listed on the Seller Disclosure Schedule after the date described in the immediately preceding sentence and before Closing, Seller will provide to Buyer an executed, true and correct copy of each such Release Agreement within two (2) business days following the parties’ execution and delivery of such agreement. Each such Release Agreement will contain, among other things, a provision that the creditor’s release of Seller includes Seller’s successors and assigns.

(j)  Causes of Action.    Seller shall allow Buyer to participate in settlement proceedings regarding any outstanding claims or causes of action relating to the Acquired Assets or the Assumed Liabilities (“Causes of Action”), and Seller shall cooperate with Buyer with regard to such participation. Seller may retain separate co-counsel at its sole cost and expense and participate in settlement proceedings regarding the Causes of Action. Neither Buyer nor Seller will enter into any settlement with respect to the Causes of Action without the prior written consent of the other, which consent may not be unreasonably withheld.

(k)  Notice of Developments.    Each party shall give prompt written notice to the other party of any material adverse development which causes or is likely to cause a breach of any of its own representations and warranties set forth herein.

(l)  Acquisition Proposal.    Seller shall not, nor shall it authorize or permit any officer, director or any investment banker, attorney or other advisor, agent or representative of Seller (collectively, “Representatives”)

to, nor shall it authorize, and it shall use commercially reasonable efforts not to permit any employee or agent of Seller to, (i) directly or indirectly solicit or initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, any Acquisition Proposal; provided, however, that nothing in this Section 6(l) or elsewhere in this Agreement shall prohibit Seller, before the Closing Date, from furnishing information regarding Seller to, or entering into negotiations or discussions with, any Person in response to an Acquisition Proposal made, submitted, or announced by such Person (and not withdrawn) and any such actions enumerated in this provision shall not be considered a breach of this Agreement if and to the extent that each of the following conditions is satisfied: (1) Seller’s board of directors concludes in good faith that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (2) such Acquisition Proposal is not attributable to a breach by Seller of this Section 6(l); (3) Seller’s board of directors concludes in good faith, after consultation with its outside legal counsel, that it is reasonably likely that the failure to take such action would constitute a breach of its fiduciary duties to Seller’s stockholders under applicable law; (4) Seller promptly gives Buyer written notice of the existence of such Acquisition Proposal, all of the material terms and conditions of such Acquisition Proposal and Seller’s intention to furnish information to, or enter into discussions or negotiations with, such Person, and Seller promptly gives Buyer written notice of any amendment in the material terms and conditions of such Acquisition Proposal (which notice shall include materially amended material terms and conditions) throughout the pendency of Seller’s discussions or negotiations with such Person relating to such amended Acquisition Proposal; (5) such Person executes a confidentiality agreement with Seller that is customary for such transactions and (6) Seller promptly furnishes to Buyer any information provided to such Person (to the extent that such information has not been previously furnished by Seller to Buyer). Subject to the foregoing provisions of this Section 6(l), Seller shall, and shall cause its Representatives to, cease immediately all existing activities, discussions and negotiations with Persons other than Parent and Buyer regarding any proposal that constitutes, or which Seller reasonably believes would lead to, an Acquisition Proposal, and will take the necessary steps to inform the Persons referred to above of the obligations undertaken in this Section 6(l).

(m)  Seller Stockholder Approval.    Subject to Section 10 herein and the fiduciary duties of Seller’s board of directors, Seller shall use its best efforts to obtain the authorization, consent and approval of its stockholders authorizing the sale of the Acquired Assets which may be required for the consummation of the transactions contemplated by this Agreement.

(n)  Clinical Data.    Seller shall deliver to Buyer the clinical data described in Schedule 6(n) hereof (collectively the “Clinical Data”). The Clinical Data shall be in electronic form to the extent available in such format or to the extent such data can be placed in such format through Seller’s exercise of commercially reasonable efforts.

7.    Conditions to Obligations to Close.

(a)  Conditions to Obligations of Buyer.    The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(i)  The representations and warranties set forth in Section 3 above shall be true and correct at and as of the Closing (except as to any such representation or warranty that speaks as of a specific date, which must be true and correct as of such date) except where the failure to be so true and correct (A) has not had a material adverse effect on the Acquired Assets, and (B) has not resulted in a material increase in the Assumed Liabilities;

(ii)  Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)  The parties shall have received any authorizations, consents, and approvals of any governments and governmental agencies which may be required for the consummation of the transactions contemplated by this Agreement, including without limitation, the receipt of any necessary FDA and TUV approvals required to transfer the Acquired Assets, and Buyer shall have been able to comply with the requirements of the California Bulk Sales statutes (Division 6 of the California Uniform Commercial Code) or to determine that such compliance is not required by law;

(iv)  Seller shall have procured any authorization, consent and approval of its stockholders authorizing the sale of the Acquired Assets which may be required for the consummation of the transactions contemplated by this Agreement;

(v)  Seller shall have procured all of the third party consents specified in Section 6(b) above;

(vi)  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

(vii)  No event, occurrence or circumstance shall have taken place which has resulted in a material adverse change which includes any event, occurrence or circumstance that has had a material adverse effect on the Acquired Assets, the Assumed Liabilities or the Seller Products;

(viii)  Seller shall have delivered to Buyer the Clinical Data;

(ix)  Seller shall have executed and delivered to Buyer a certificate to the effect that each of the conditions specified in Section 7(a)(i)-(viii) above is satisfied in all respects;

(x)  Seller shall have agreed to the termination of the Marketing and Distribution Agreement entered into on November 2, 1999, as amended, between Seller and Siemens (the “Siemens Distribution Agreement”) by a mutual termination agreement; and

(xi)  Siemens shall have consented in writing to the assignment by Seller to Buyer of the OEM and Supply Agreement entered into on June 21, 1999, as amended, between Seller and Siemens (the “Siemens Supply Agreement”) in accordance with and if required by Section 16.2 thereof.

(xii)  Seller’s product liability insurance coverage shall have remained in full force without interruption through the Closing Date.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)  Conditions to Obligation of Seller.    The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)  The representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing;

(ii)  Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)  The parties shall have obtained any authorizations, consents, or approvals of any governments or governmental agencies which may be required for the consummation of the transactions contemplated by this Agreement;

(iv)  No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)  Buyer shall have executed and delivered to Seller a certificate to the effect that each of the conditions specified in Section 7(b)(i)-(iv) above is satisfied in all respects; and

(vi)  Seller shall have agreed to the termination of the Siemens Distribution Agreement by a mutual termination agreement; and

(vii)  Siemens shall have consented in writing to the assignment by Seller to Buyer of the Siemens Supply Agreement in accordance with Section 16.2 thereof.

Seller may waive any condition specified in this Section 7(b) if it executes a writing so stating at or prior to the Closing.

8.    Actions at the Closing.

(a)  Buyer Actions. At the Closing, Buyer shall take the following actions:

(i)  Deliver payment of the Purchase Price in the manner provided in Section 2(c)(ii) hereof;

(ii)  Execute and deliver to Seller (A) the Assignment and Assumption Agreement and (B) the Assumption Agreement;

(iii)  Deliver to Seller an executed and completed California Reseller Certificate for filing by Seller with the State of California; and

(iv)  Deliver to Seller a Buyer’s officer’s certificate required pursuant to Section 7(b)(v) hereof.

(b)  Seller Actions.    At the Closing, Seller shall take the following actions:

(i)  Deliver to Buyer all documents of title necessary to transfer title to the Acquired Assets, including title to all patents and Marks conveyed hereunder, to Buyer and take such other reasonable actions as may be necessary to deliver to Buyer (at a location mutually agreed by Seller and Buyer) the Acquired Assets;

(ii)  Execute and deliver to Buyer (A) the Assignment and Assumption Agreement and (B) the Assumption Agreement;

(iii)  Execute and deliver to Buyer patent assignments in the form attached hereto as Exhibit G for any patents comprising part of the Acquired Assets;

(iv)  Execute and deliver to Buyer trademark assignments in the form attached hereto as Exhibit H for any Marks comprising part of the Acquired Assets;

(v)  Execute and deliver to Buyer the Bill of Sale;

(vi)  Deliver to Buyer Seller officer’s certificate required to be delivered pursuant to Section 7(a)(ix) hereof;

(vii)  Deliver to Buyer a certificate of good standing of Seller, issued not earlier than ten (10) days prior to the Closing Date, by the Secretary of State of Delaware; and

(viii)  Deliver to Buyer certified resolutions of Seller’s board of directors and stockholders authorizing the execution, delivery and performance of this Agreement.

(c)  General.    All actions to be taken at the Closing shall be deemed to have been taken simultaneously, and none of those actions shall be deemed to have been completed until all such actions are completed.

9.    Post-Closing Matters.

(a)  Transition Services.    Following the Closing, Seller shall take the actions or facilitate and provide the services (collectively, the “Transition Services”) listed below:

(i)  transfer all product manufacturing equipment and know-how related to manufacturing Seller Products, which transfer shall be measured by the successful manufacture of at least one Vibrant® Soundbridge™, that passes release specifications currently in effect in the approved manufacturing process, at a facility of Buyer;

(ii)  support and assist Buyer in a commercially reasonable manner in the transfer of any FDA, TUV and other approvals related to the Buyer’s use of the Acquired Assets (including the sale of any products developed or derived from the Acquired Assets) not obtained prior to Closing until such time as such approvals are granted); and

(iii)  promptly following the Closing, place the statement attached hereto as Exhibit I (as prepared pursuant to Section 9(e)(ii) hereof) and Link on its Website.

For the avoidance of doubt, the parties hereto agree and acknowledge that the requirements set forth in subparagraph (i) above are not contingent upon or subject to any approvals, inspections or other actions of either the FDA or the TUV.

(b)  Covenant Not to Compete.    For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, organize, acquire or own any interest in (including by way of equity, debt or any other interest), engage in, be employed by, serve as a consultant to, act as an agent for, or otherwise assist or provide services to, any entity or business that engages in any business which is similar to or competitive in any way with any business activity previously or currently engaged in by Seller whether anywhere in the United States or worldwide.

(c)  Non-Solicitation.    For a period of three (3) years after the Closing Date, Seller shall not directly or indirectly solicit, divert or take away any of the customers or employees of Parent or Buyer, notwithstanding that such customers, advisors or employees may have been originally obtained or recruited through the efforts of Seller.

(d)  Confidential Information.    Following the Closing, Seller shall maintain the confidentiality of all Confidential Information and shall not use any Confidential Information for any purpose whatsoever or disclose it to any third party except as may be expressly agreed in writing by Buyer. Notwithstanding the foregoing, Seller may disclose Confidential Information to any governmental agency to the extent such disclosure is necessary for the purposes of effecting the dissolution of Seller; provided, however, that (i) such disclosure is not made electronically or delivered in an electronic format, (ii) only such information as counsel to Seller advises Seller is legally required to be disclosed shall be disclosed, and (iii) Seller uses best efforts to prevent disclosure of the Confidential Information to the general public.

(e)  Referral.

(i)  For a period of twelve (12) months following the Closing, Seller shall promptly following the receipt thereof forward or refer to Buyer all third party written (and shall use reasonable efforts to forward or refer any oral) inquiries and correspondence relating to the Acquired Assets.

(ii)  Seller shall (A) place the statement attached hereto as Exhibit I prominently on its website to the effect that Seller’s Products (and expressly referring to Vibrant(R) Soundbridge(TM)) are now being manufactured, developed and sold by Buyer and (B) include a link (the “Link”) to Buyer’s website.

(f)  Specified Marks.    Seller hereby agrees that commencing immediately following the Closing Date and continuing until the dissolution of the Seller, Seller shall (A) not at any time make any further use, directly or indirectly, of the Specified Marks unless such use qualifies as a Permitted Use, and (B) not assign, license or transfer any of the Specified Marks or any rights therein to any third-party, or otherwise authorize any third-party to make any use of any of the Specified Marks other than Permitted Uses made by such third-party on Seller’s behalf. Seller shall cooperate with Buyer to prevent any infringement by any third-party of Seller’s remaining rights in the Specified Marks. As part of Seller’s obligations under this provision, Seller shall remove the Specified Marks from any goods or other materials (including materials in any electronic media) and/or destroy any goods or other materials that bear the Specified Marks, as reasonably required to ensure that Seller’s use of the Specified Marks is limited to Permitted Uses.

(i)  Immediately prior to the dissolution of Seller, Seller shall transfer all right, title and interest in and to the Specified Marks to Buyer.

(g)  General Cooperation.    Seller shall from time to time, at the reasonable request of Buyer, and without further consideration, execute and deliver such instruments, and take such actions, as may be reasonably necessary to effect the transactions contemplated by this Agreement, including the substitution of Buyer for Seller as plaintiff in the Causes of Action.

(h)  Third Party Consents.

(i)  To the extent that the rights of Seller under any of the Acquired Assets intended to be transferred or assigned to Buyer hereunder may not be transferred or assigned without the consent of another entity which consent has not been obtained, this Agreement shall not constitute an agreement to transfer or assign the same if an attempted transfer or assignment would constitute a breach thereof or be unlawful. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer or assignment or attempted transfer or attempted assignment to Buyer of any of the Acquired Assets or Assumed Liabilities is prohibited by any applicable law or would require any consent, and any such consent shall not have been obtained prior to the Closing Date, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or any attempted sale, assignment, transfer, conveyance or delivery, thereof.

(ii)  After the Closing, Seller shall, until the transfer or assignment with respect to any Acquired Asset is accomplished, at the request and for the account of Buyer, and subject to Buyer’s direction, use commercially reasonable efforts to enforce Seller’s rights thereto or interests therein against any other parties thereto (including the right to terminate any contract assumed pursuant to the Assignment and Assumption Agreement in accordance with such contract’s terms); provided, however, that if Seller would be required to incur or assume any material expense in fulfilling its obligations under this Section 9(h)(ii), such expense shall be borne by Buyer or, if paid by Seller, reimbursed to Seller.

(iii)  If and only to the extent that Buyer receives the benefits associated with any asset that would otherwise be an Acquired Asset except for parties’ inability to obtain any necessary consent and/or remove any other impediments to the transfer or assignment of each asset, Buyer shall (A) perform the obligations of Seller arising with respect to such asset to the extent that, by reason of consummation of the transactions contemplated by this Agreement, Buyer has control over the resources necessary to perform such obligations or (B) reimburse Seller for the reasonable cost of such performance.

(iv)  If, after sixty (60) days after the Closing Date, Seller is unable to obtain any consent required to transfer or assign any asset that would otherwise be an Acquired Asset, Buyer shall be entitled to assert a claim for any Losses arising out of or relating to Seller’s inability to transfer or assign such asset (without regard for any arrangements pursuant to Section 9(i)(ii) hereof).

(i)  Excluded Assets and Liabilities.    Seller shall remain solely responsible for all aspects of the assets and Liabilities of Seller not assumed by Buyer pursuant to the terms of this Agreement.

10.    Termination.

(a)  Termination of Agreement.    The parties may terminate this Agreement as provided below:

(i)  Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)  Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect and such breach has given rise to the failure of any condition set forth in Section 7(a) hereof, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2003, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement);

(iii)  Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect and such breach is reasonably likely to interfere with Buyer’s ability to consummate the transactions contemplated hereby, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of fifteen (15) days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2003, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv)  Seller may terminate this Agreement, in connection with entering into an agreement as permitted by Section 6(l) hereof with respect to a Superior Proposal by giving written notice to Buyer.

(b)  Effect of Termination.    Except as provided in Section 10(b)(iii) below, if either party validly terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the parties hereunder shall terminate without any Liability of either party to the other party (except for any Liability of any party then in breach of this Agreement). Any such termination shall not affect any cause of action which may have otherwise accrued prior to such termination as a result of any breach of any representation, warranty, covenant or other obligation hereunder.

(c)  Certain Payments upon Termination.

(i)  Disbursement of Amounts in Escrow.    Pursuant to the provisions of the Escrow Agreement, in the event of a termination of this Agreement pursuant to Section 10(a) above, the Escrow Agent shall immediately remit and return to the appropriate party the amounts set forth in the Escrow Agreement.

(ii)  Termination Payment.    In the event this Agreement is terminated by Seller pursuant to Section 10(a)(iv) above, Seller shall promptly, but in no event later than three (3) business days after the date of such termination, pay to Buyer in immediately available funds a fee equal to Fifty Thousand United States Dollars (USD50,000) (the “Termination Fee”) and pay to Parent or Buyer, as the case may be, in immediately available funds plus the out-of-pocket fees and expenses incurred by Parent and Buyer in connection with this transaction (up to a maximum of Seventy-Five Thousand United States Dollars (USD75,000)) as evidenced by documentation delivered to Seller prior to such payment.

11.    Miscellaneous.

(a)  Independent Contractors.    The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give any party the power to direct or control the day-to-day activities of any of the other parties, (ii) constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow any party to create or assume any obligation on behalf of any other party for any purpose whatsoever.

(b)  Press Releases and Public Announcements.    No party shall issue any press release or make any public announcement or statement relating to the subject matter of this Agreement without the prior written approval of the other parties (which approval shall not be unreasonably withheld); provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or regulatory process or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure).

(c)  No Third-Party Beneficiaries.    This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

(d)  Entire Agreement.    This Agreement (including the documents referred to herein and therein) constitute the entire agreement between the parties and supersede any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

(e)  No Assignment or Delegation.    No party shall assign or delegate any of its rights or obligations arising under this Agreement, whether voluntarily or by operation of law, and any such purported assignment or delegation shall be void and without effect.

(f)  Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g)  Headings.    The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)  Notices.    All notices, demands, claims, and other formal communications hereunder will be in writing. Any such communication hereunder shall be deemed duly given if delivered by any reasonable means, including by personal delivery, registered or certified airmail or facsimile (confirmed by registered or certified airmail), to the following address of the party to which that notice is to be given:

To Seller:	Symphonix Devices, Inc. 1735 N. First Street San Jose, CA 95131 Attn: Kirk Davis, Chief Executive Officer Facsimile: +1.408.232.0720

with a copy to:	Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, CA 94304 Attn: Isaac J. Vaughn Facsimile: +1.650.493.6811

To Buyer:	VIBRANT Med-El Hearing Technology GmbH Furstenweg 77 A-6020 Innsbruck Austria Attn: Dr. Ingeborg H. Hochmair Facsimile: +43.512.27.27.08

with copies to:	Med-El Elektromedizinische Gerate Gesellschaft m.b.H. Furstenweg 77a A-6020 Innsbruck Austria Attn: Dr. Ingeborg H. Hochmair Facsimile: +43.512.27.27.08

Freshfields Bruckhaus Deringer Seilergasse 16 A-1010 Wien Austria Attn: Dr. Thomas Zottl Facsimile: +43.1.512.63.94

Squire, Sanders & Dempsey L.L.P. 600 Hansen Way Palo Alto, CA 94304 Attn: Jerome J. Joondeph, Jr. Facsimile: +1.650.843.8777

or to such other address of which a party may subsequently notify the other parties. Communications shall be effective upon actual receipt by the intended recipient, provided that in the case of communications sent by registered or certified mail, such receipt shall be deemed to have occurred no later than three (3) business days after such communication is sent.

(i)  Amendments and Waivers.    No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties. Except as otherwise expressly provided herein, any delay or failure by any party to enforce at any time any of its rights under any provision of this Agreement shall not be deemed to be a waiver of that party’s right thereafter to enforce those rights or a waiver of such provision or of that party’s right to resort to any remedy available to it. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion.

(j)  Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)  Expenses.    Each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby and thereby.

(l)  Construction.    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(m)  Governing Law.    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule.

(n)  Resolution of Disputes.

(i)  All disputes, controversies or differences of any kind arising out of or in connection with or related in any way to this Agreement, or any of the claims, demands, damages, actions or causes of action released in this Agreement, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators. Buyer shall nominate one arbitrator, Seller shall nominate one arbitrator, and the two arbitrators so selected shall jointly nominate the third arbitrator. If the first two arbitrators cannot agree on a third arbitrator within thirty (30) days of the International Chamber of Commerce’s confirmation of the second arbitrator, the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce in accordance with the Rules. The place of arbitration shall be London, England. The laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule, shall govern the arbitration and all disputes determined therein. The language of the arbitration shall be English. Unless the parties otherwise agree, the arbitrators shall not have the power to appoint experts. The arbitrators shall award reasonable attorneys’ fees to the prevailing party and shall allocate the expenses and costs of arbitration and of the parties’ preparation and presentations at the arbitration as part of their award. The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement. The award rendered by the arbitrators shall be final and binding on the parties and judgment on the award may be entered in any court having jurisdiction thereof.

(ii)  Notwithstanding Section 11(n)(i) above, any party may at any time seek injunctive or other provisional relief from a court with appropriate jurisdiction to enjoin any prospective ongoing breach of this Agreement pending the final resolution of any such dispute pursuant to Section 11(n)(i) above.

(o)  Facsimile Signatures.    Any signature page hereto delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party that requests it.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

SELLER:

SYMPHONIX DEVICES, INC.

By:	/s/ KIRK B. DAVIS

Name:	Kirk B. Davis

Title:	President and Chief Executive Officer

PARENT:

MED-EL ELEKTROMEDIZINISCHE

GERATE GESELLSCHAFT m.b.H.

By:	/s/ INGEBORG H. HOCHMAIR

Name:	Ingeborg H. Hochmair

Title:	CEO

BUYER:

VIBRANT MED-EL HEARING

TECHNOLOGY GmbH

By:	/s/ INGEBORG H. HOCHMAIR

Name:	Ingeborg H. Hochmair

Title:	CEO

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Acquired Assets

Exhibit B	Assumed Liabilities

Exhibit C	Assumed Contracts

Exhibit D	Escrow Agreement

Exhibit E	Bill of Sale

Exhibit F-1	Assignment and Assumption Agreement

Exhibit F-2	Assumption Agreement

Exhibit G	Patent Assignment

Exhibit H	Trademark Assignment

Exhibit I	Web Referral Statement

Schedule 3	Seller Disclosure Schedule

Schedule 4	Buyer Disclosure Schedule

Schedule 6(b)	Third Party Consents and Novations

Schedule 7(a)	Clinical Data

EXHIBIT A

ACQUIRED ASSETS

The Acquired Assets include the following:

1.	All worldwide (A) patents, patent applications, registered copyrights and applications for copyright registration, registered trademarks, service marks and trade names and applications therefor (“Registered Intellectual Property Rights”), (B) all unregistered copyrights, trademarks, service marks, trade names and all trade secrets and other intellectual property rights of any kind (“Unregistered Intellectual Property Rights”, together with Registered Intellectual Property Rights, “Intellectual Property Rights”) owned or used by Seller, including, but not limited to all of Seller’s Intellectual Property Rights set forth in Attachment 1 of this Exhibit A (“Seller’s Intellectual Property Rights”), and any and all causes of action or rights to damages or other remedies which Seller may own or to which Seller may be entitled related in any way to infringement or misappropriation or any such Intellectual Property Rights, including under the cause(s) of action listed under Attachment 2 of this Exhibit A.

2.	All Confidential Information.

3.	All Assumed Contracts.

4.	Any causes of action or rights to damages or other remedies which Seller may own or to which Seller may be entitled relating in any way to any violation of the Assumed Contracts or any other Acquired Asset.

5.	All Inventory, including, without limitation, spare parts, materials, components and sub-assemblies, including without limitation the Inventory listed in Attachment 3 of this Exhibit A. Notwithstanding the foregoing, the Inventory shall not include any Inventory used or sold by Seller in the ordinary course of business between the date of this Agreement and the Closing Date, which Seller shall disclose to Buyer in an itemized written list delivered at Closing.

6.	All other tangible personal property and other interests in tangible personal property (such as machinery, equipment, furniture, fixtures and software), including, without limitation, the tangible personal property listed in Attachment 4 of this Exhibit A and all tangible personal property of Seller located at Siemens’ premises. Notwithstanding the foregoing, Seller shall be deemed to have delivered all the tangible personal property required pursuant to this Section 6 so long as any deviations from the items listed in Attachment 4 of this Exhibit A are not determined to be material in the good faith judgment of Buyer.

7.	All documents related to the Acquired Assets, including all technical, regulatory, marketing and sales related documentation, lists of suppliers and customers, warranty policies and promises, product and equipment drawings, lists of corrective actions and open FDA and notified governmental or regulatory body actions, lists of open orders and scheduled surgeries, and all documentation related to manufacturing machines, tools, fixtures, R&D equipment, finished goods and work in process inventory, materials, components and subassemblies, all in print and, where available, in electron

EXHIBIT B

ASSUMED LIABILITIES

Any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) to Seller’s customers under written warranty agreements in the forms disclosed pursuant to Section 3(k) of the Agreement given by Seller to its customers in the ordinary course of business prior to the Closing Date (other than any liability arising out of or relating to a breach or alleged breach of warranty that occurred prior to the Closing Date).

SYMPHONIX DEVICES, INC.

Special Meeting of Stockholders – June         , 2003

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Kirk B. Davis and Terence J. Griffin, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all shares of common stock of Symphonix Devices, Inc. held of record by the undersigned at the close of business on March 27, 2003, at the Special Meeting of Stockholders to be held at 9:00 a.m., local time, on June         , 2003, or any adjournment or postponement thereof.

The proxies are being directed to vote as specified on the reverse or, if no specification is made, FOR the ratification and approval of the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc. The Board of Directors recommends a vote FOR each of the proposals.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYMPHONIX DEVICES, INC.

Vote On Proposals

Please mark your vote as indicated in this example:    ☒

1. To ratify and approve the Plan of Complete Liquidation and Dissolution of Symphonix Devices, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2. To ratify and approve the proposed sale of substantially all of our remaining assets to Med-El Elektromedizinische Geräte Gesellschaft m.b.H.	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Signature(s) must be exactly as names appear on this proxy. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign this proxy.

Signature [Please Sign Within Box]	Date	Signature (Joint Owners)	Date

Please provide any address changes below: